Exhibit 2.2

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

UNIONBANCAL CORPORATION,

PEBBLE MERGER SUB INC.

and

PACIFIC CAPITAL BANCORP

Dated as of March 9, 2012

- i -

Table of Contents

(Continued)

- ii -

Table of Contents

(Continued)

- iii -

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 9.13
Advisory Client	Section 3.02(ee)(ii)
Advisory Contract	Section 3.02(ee)(i)
Advisory Entity	Section 3.02(ee)
Affiliate	Section 9.13
Agency	Section 3.02(v)(v)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.06(c)(ii)
Anti-Money Laundering Laws	Section 3.02(o)(iii)
Audited 2011 Financials	Section 6.08(b)
Bank	Section 3.02(a)(ii)
Bank Merger	Section 1.07
Bankruptcy and Equity Exception	Section 3.02(d)(i)
Benefit Plan	Section 3.02(r)(i)
BHCA	Section 3.02(a)(i)
Burdensome Condition	Section 6.01(c)
business day	Section 1.02
Bylaws	Section 1.05
CERCLA	Section 3.02(u)
Certificate	Section 2.01(a)
Change of Recommendation	Section 6.06(d)
Charter	Section 1.04
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(g)
Common Stock	Section 2.01(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.02(d)(iii)
Company Disclosure Schedule	Section 3.01
Company Insurance Policies	Section 3.02(x)
Company Option	Section 2.03(a)
Company Proprietary Rights	Section 3.02(y)
Company Restricted Share	Section 2.04
Company Reports	Section 3.02(h)(i)
Company Stock Award	Section 2.05
Company Stock Plans	Section 2.03(a)
Company 10-K	Section 3.02(f)
Company 401(k) Plan	Section 6.03(d)
Confidentiality Agreement	Section 6.02(b)
Confidentiality Policies	Section 3.02(y)
Contract	Section 9.13
Covered Employees	Section 6.03(a)
D&O Insurance	Section 6.04(b)

- iv -

Index Of Defined Terms

(Continued)

Delaware Certificate of Merger	Section 1.03
DGCL	Section 1.01
DIF	Section 3.02(a)(ii)
Disclosure Schedules	Section 3.01
Dissenting Shares	Section 2.01(a)(ii)
Dissenting Stockholders	Section 2.01(a)(ii)
Effective Time	Section 1.03
Employees	Section 5.02(h)
Encumbrance	Section 9.13
Environmental Laws	Section 3.02(u)
ERISA	Section 3.02(r)(i)
ERISA Affiliate	Section 3.02(r)(i)
Exchange Act	Section 3.01
Exchange Fund	Section 2.02(a)
Excluded Share	Section 9.13
FDIC	Section 3.02(a)(ii)
Federal Reserve	Section 3.02(e)(iii)
Financial Statements	Section 3.02(g)(i)
Form ADV	Section 3.02(ee)(iv)
GAAP	Section 9.13
Governmental Entity	Section 9.13
Hazardous Substances	Section 3.02(u)
Indemnified Parties	Section 6.04(a)
Information Statement	Section 6.10(a)(i)
Interim Financials	Section 3.02(g)(i)
Investment Advisers Act	Section 3.02(ee)(ii)
IRS	Section 3.02(r)(ii)
IT Assets	Section 3.02(y)
JFSA	Section 4.01(b)(iii)
JFSA Approval	Section 4.01(b)(iii)
Knowledge	Section 9.13
Laws	Section 9.13
Leased Real Property	Section 3.02(i)(ii)
Loans	Section 3.02(v)(i)
Material Adverse Effect	Section 9.13
Material Contract	Section 3.02(m)(i)
Merger	Recitals
Merger Sub	Preamble
Mortgage Vendors	Section 3.02(w)(iv)
NASDAQ	Section 3.02(h)(iv)
Non-Disclosure Agreement	Section 6.02(b)
OCC	Section 3.02(e)(iii)
OFAC	Section 3.02(o)(i)
Order	Section 9.13
Outside Date	Section 8.01(c)

- v -

Index Of Defined Terms

(Continued)

Owned Real Property	Section 3.02(i)(i)
Party	Recitals
Paying Agent	Section 2.02(a)
Per Share Merger Consideration	Section 2.01(a)(ii)
Person	Section 9.13
Pool	Section 3.02(v)(viii)
Preferred Stock	Section 3.02(b)
Previously Disclosed	Section 3.01
Proprietary Rights	Section 3.02(y)(iv)
Proxy Statement	Section 6.10(a)(ii)
Purchaser	Preamble
Purchaser Bank	Section 1.07
Purchaser Disclosure Schedule	Section 3.01
Purchaser Material Adverse Effect	Section 9.13
Purchaser Plans	Section 6.03(a)
Regulatory Agreement	Section 3.02(t)
Regulatory Consents	Section 3.02(e)(v)
Related Party Contract	Section 3.02(cc)(i)
Representatives	Section 6.06(a)
Required Filings	Section 6.01(a)
Requisite Regulatory Consents	Section 7.01(c)
Requisite Stockholder Approval	Section 3.02(d)(i)
Sarbanes-Oxley Act	Section 3.02(h)(i)
SEC	Section 3.01
Securities Act	Section 3.01
Share	Section 2.01(a)
Special Severance Period	Section 6.03(b)
Special Severance Policy	Section 6.03(b)
SRO	Section 9.13
Stockholders Meeting	Section 6.09
Subsidiary	Section 9.13
Superior Proposal	Section 9.13
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.02(z)
Tax Return	Section 9.13
Taxes	Section 9.13
Termination Fee	Section 8.02(c)(iii)
Trade Secrets	Section 3.02(y)(iii)
Treasury Department	Section 2.06(b)
Treasury Warrants	Section 3.02(b)
Treasury Warrant Consideration	Section 2.06(a)
Unaudited 2011 Financials	Section 3.02(g)(i)
VA	Section 3.02(v)(v)
Voting Debt	Section 3.02(b)
Written Consent	Section 6.09

- vi -

AGREEMENT AND PLAN OF MERGER, dated as of March 9, 2012 (this “Agreement”), by and among UnionBanCal Corporation, a Delaware corporation (“Purchaser”), Pebble Merger Sub Inc., a corporation organized under the laws of the State of Delaware and a wholly owned subsidiary of Purchaser (“Merger Sub”) and Pacific Capital Bancorp, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the strategic business combination transaction provided for in this Agreement in which the Merger Sub will, on the terms and subject to the conditions set forth herein, merge with and into the Company (the “Merger”), with the Company being the surviving entity in the Merger, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement.

WHEREAS, each of the boards of directors of Purchaser and Merger Sub has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Purchaser and Merger Sub, respectively, and the stockholders of Purchaser and Merger Sub, respectively and (iii) in the case of the board of directors of Merger Sub, resolved to recommend that Merger Sub’s stockholder adopt this Agreement.

WHEREAS, the parties hereto (each, a “Party”) desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.03), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

Section 1.02 Closing. Unless otherwise mutually agreed in writing between the Company and Purchaser, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, on the first business day of the first calendar month (the “Closing Date”) that follows the month in which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Pacific Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of San Francisco.

Section 1.03 Effective Time. As soon as practicable following the Closing, the Company and Purchaser shall cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time (i) when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or (ii) at such later time as may be agreed by the Parties in writing and specified in the Delaware Certificate of Merger (in each case, the “Effective Time”).

Section 1.04 Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until thereafter duly amended as provided therein or by applicable Laws.

Section 1.05 Bylaws. The Parties shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

Section 1.06 Directors. The Parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 1.07 Bank Merger. As soon as practicable after the execution and delivery of this Agreement, Bank and Union Bank, N.A., a wholly owned subsidiary of Purchaser and a national banking association, duly organized, validly existing and in good standing under the National Bank Act, 12 U.S.C. § 1 et seq. (“Purchaser Bank”), will enter into a mutually agreed form of agreement, pursuant to which Bank will merge or consolidate with and into Purchaser Bank following the Effective Time (the “Bank Merger”) in accordance with the provisions of 12 U.S.C. §215a and 12 U.S.C. §1828(c). The Parties intend that the Bank Merger will become effective immediately following the Effective Time.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each share of the Common Stock, par value $0.001 per share (the “Common Stock”), of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) the Excluded Shares and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not effectively withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shares”)) shall be converted into the right to receive $46.00 per Share (the “Per Share Merger Consideration”), without interest. At the Effective Time, all the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares and Dissenting Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject only to any rights the holder thereof may have under Section 2.02(f).

(c) Dissenting Shares. Notwithstanding anything to the contrary contained herein, the holders of any Dissenting Share shall be entitled only to such rights and payments as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, each of such holder’s Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration, without interest and after giving effect to any required Tax withholdings as provided in Section 2.02(g), and such holder thereof shall cease to have any other rights with respect thereto.

(d) Merger Sub. At the Effective Time, each share of Common Stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.02 Exchange of Certificate.

(a) Paying Agent. At the Effective Time, Purchaser shall make available or cause to be made available to a paying agent selected by Purchaser with the Company’s prior approval (such approval not to be unreasonably conditioned, withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.02(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Purchaser and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.02(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.02(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.02(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.02(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate previously representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. Notwithstanding the foregoing, (1) in the case of the Treasury Department and (2) in the event that the Requisite Stockholder Approval in the form of the Written Consent is delivered to the Company in accordance with Section 6.09, any stockholder of the Company who shall have executed and delivered such Written Consent, Purchaser shall, or shall cause the Paying Agent to, from and after the Effective Time, deliver the foregoing payments required under this Section 2.02(b) to the Treasury Department and/or any such stockholder, as applicable, immediately upon surrender by the Treasury Department and/or any such stockholder, respectively, of its Certificates, without any requirement in respect of such letter of transmittal.

(c) No Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Purchaser or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one hundred eighty (180) days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.02(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Purchaser, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such Person of a bond in customary amount and upon such terms as may be required by Purchaser as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Purchaser (i) reasonably prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”) or any other applicable state, local or foreign Tax Laws. To the extent that amounts are so withheld by the Surviving Corporation or Purchaser, as the case may be, such withheld amounts (i) shall be remitted by Purchaser or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) to the extent so remitted, shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be.

Section 2.03 Stock Options.

(a) At the Effective Time, each outstanding option to purchase shares of Common Stock under the Company Stock Plans (each, a “Company Option”), whether vested or unvested immediately prior to the Effective Time, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive an amount in cash (subject, in each case, to any withholding as provided in Section 2.02(g) and to Purchaser’s receipt of an option surrender agreement in the form set forth on Section 2.05 of the Company Disclosure Schedule) equal to the product of (A) the positive difference, if any, of the Per Share Merger Consideration minus the exercise price per share of such Company Option multiplied by (B) the number of shares of Common Stock issuable upon the exercise of such Company Option as of immediately prior to the Effective Time, which amount shall be payable as soon as reasonably practicable following the Effective Time and in no event later than five (5) business days after the Effective Time. To the extent the exercise price of a Company Option is greater than or equal to the Per Share Merger Consideration, such Company Option shall be cancelled for no consideration. As used in this Agreement, the term “Company Stock Plans” means the plans set forth in Section 2.03(a) of the Company Disclosure Schedule.

Section 2.04 Company Restricted Shares. Each share of Common Stock subject to vesting, repurchase or other lapse restrictions pursuant to any of the Company Stock Plans (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions and any repurchase right shall lapse, as of the Effective Time and, at the Effective Time, the holder thereof shall be entitled to receive the Per Share Merger Consideration (subject to any withholdings as provided in Section 2.02(g)) with respect to each such Company Restricted Share in accordance with Section 2.01(a).

Section 2.05 Other Stock-Based Awards. At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Common Stock or benefits measured by the value of a number of shares of Common Stock, and each award of any kind consisting of shares of Common Stock, including a deferred share of Common Stock, granted under any of the Company Stock Plans that is outstanding immediately prior to the Effective Time (other than the Treasury Warrant, Company Options and the Company Restricted Shares) (each, a “Company Stock Award”) shall vest in full and be cancelled and converted into only the right to receive an amount in cash (subject, in each case, to any withholding as provided in Section 2.02(g) and to Purchaser’s receipt of a stock-based award surrender agreement in the form set forth on Section 2.05 of the Company Disclosure Schedule) equal to the product of (A) the Per Share Merger Consideration multiplied by (B) the number of shares of Common Stock subject to such Company Stock Award as of immediately prior to the Effective Time, which amount shall be payable as soon as reasonably practicable following the Effective Time and in no event later than five (5) business days after the Effective Time; provided that, if a Company Stock Award constitutes “non-qualified deferred compensation” within the meaning of Section 409A of the Code, the cash payment in respect of such Company Stock Award as determined hereunder shall be paid at such time or times as is provided under the applicable plan or award agreement governing such Company Stock Award.

Section 2.06 Treasury Warrants.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each outstanding Treasury Warrant (as defined in Section 3.02(b)), shall cease to represent a warrant to purchase Common Stock and shall be converted automatically into a right to exercise such Treasury Warrant in accordance with the terms of such Treasury Warrant to receive an amount in cash (subject to any withholding as provided in Section 2.02(g)) equal to (A) the Per Share Merger Consideration multiplied by (B) the number of shares of Common Stock issuable upon the exercise of such Treasury Warrant immediately prior to the Effective Time (the “Treasury Warrant Consideration”), which amount shall be payable following the Effective Time in accordance with Section 2.06(b).

(b) The foregoing payment set forth in clause (a) may be made by Purchaser or any of its Affiliates, or at Purchaser’s election, the Paying Agent. From and after the Effective Time, Purchaser shall, or shall cause the Paying Agent to, deliver the Treasury Warrant Consideration to the U.S. Department of the Treasury (“Treasury Department”) or any other holder of Treasury Warrants (solely with respect to shares of Common Stock covered by such Treasury Warrants) immediately upon surrender by such holder of its Treasury Warrants and payment of the then-applicable exercise price in respect thereof in accordance with the terms of such Treasury Warrants (it being agreed that to the extent practicable, the Treasury Warrant shall be net settled). In the event any Treasury Warrants shall have been lost, stolen or destroyed, a holder of such Treasury Warrants shall have to make and deliver to Purchaser or the Surviving Corporation an affidavit of that fact by such holder and an agreement in form reasonably satisfactory to Purchaser indemnifying Purchaser and the Surviving Corporation against any claim that may be made against Purchaser or the Surviving Corporation with respect to such Treasury Warrants.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01 Disclosure. On or prior to the date of this Agreement the Company has delivered to Purchaser and Merger Sub a schedule (the “Company Disclosure Schedule”) and Purchaser and Merger Sub have delivered to the Company a schedule (the “Purchaser Disclosure Schedule,” together with the Company Disclosure Schedule, the “Disclosure Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III and Article IV, or to one or more of the Company’s or Purchaser’s covenants contained herein. “Previously Disclosed” with regard to a Party means only that information set forth on such Party’s Disclosure Schedule; provided, however, that (i) disclosure in any section of such Disclosure Schedule shall apply to the indicated sections of this Agreement, except that it shall also apply to the other section(s) of this Agreement and such Disclosure Schedule when it is reasonably apparent that such disclosure is relevant to such section(s) of this Agreement or such Disclosure Schedule but only to the extent relevant and (ii) with regard to the Company, “Previously Disclosed” shall also include information publicly disclosed by the Company in any forms, statements, certifications, reports and documents filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2010 and publicly available prior to the date of this Agreement (excluding any disclosures contained solely in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and cautionary and are predictive or forward-looking in nature).

Section 3.02 Representations and Warranties of the Company. The Company represents and warrants to Purchaser and Merger Sub that, except as Previously Disclosed:

(a) Organization, Good Standing and Qualification.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a bank holding company duly registered under the Bank Holding Company Act of 1956 (the “BHCA”) and meets the applicable requirements for qualification as such. The Company has all corporate power and authority to own or lease all the assets owned or leased by it and to conduct its business in all material respects as it is now being conducted. The Company is duly licensed or qualified to do business and in good standing as a foreign corporation in all jurisdictions (A) in which the nature of the activities conducted by the Company requires such license or qualification and (B) in which the Company owns or leases real property, other than such failures that would not have any material impact on the Company. The certificate of incorporation of the Company complies in all material respects with applicable Law. A true, complete and correct copy of each of the certificate of incorporation and the bylaws of the Company, as amended and as currently in effect, has been delivered or made available to Purchaser.

(ii) Santa Barbara Bank & Trust, N.A. (“Bank”) is a wholly owned subsidiary of the Company and is a national banking association duly organized, validly existing and in good standing under the National Bank Act, 12 U.S.C. § 1 et seq. The deposit accounts of Bank are insured up to applicable limits (or fully insured if there is no limit) by the Deposit Insurance Fund (“DIF”), which is administered by the Federal Deposit Insurance Corporation (the “FDIC”), and no proceedings for the termination or revocation of such insurance are pending or, to the Knowledge of the Company, threatened. Bank has the corporate (or similar) power and authority to own or lease all of the assets owned or leased by it and to conduct its business in all material respects as it is now being conducted. Bank is duly licensed or qualified to do business and in good standing in all jurisdictions (1) in which the nature of the activities conducted by Bank requires such qualification and (2) in which Bank owns or leases real property, other than such failures that would not have any material impact on Bank. The articles of association of Bank comply in all material respects with applicable Law. A true, complete and correct copy of each of the articles of association of Bank and the bylaws of Bank, as amended and as currently in effect, has been delivered or made available to Purchaser.

(iii) Each of the Company’s Subsidiaries (other than Bank) is a corporation or other legal entity duly incorporated or duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each such Subsidiary has the corporate (or similar) power and authority to own or lease all of the assets owned or leased by it and to conduct its business in all material respects as it is now being conducted. Each such Subsidiary is duly licensed or qualified to do business and in good standing as a foreign corporation or other legal entity in all jurisdictions (1) in which the nature of the activities conducted by such Subsidiary requires such licensing or qualification and (2) in which such Subsidiary owns or leases real property, other than such failures that would not have any material impact on the Company. The articles or certificate of incorporation, certificate of trust or other organizational document of each such Subsidiary comply in all material respects with applicable Law. A true, complete and correct copy of the articles or certificate of incorporation or certificate of trust and bylaws of each such Subsidiary (or similar governing documents), as amended and as currently in effect, has been delivered or made available to Purchaser.

(b) Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on March 7, 2012, there were 32,940,687 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. As of the date of this Agreement, there were warrants to purchase 15,120 shares of Common Stock held by the Treasury Department (such warrants, the “Treasury Warrants”). All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. As of the date of this Agreement, except (i) pursuant to any cashless exercise provisions of any Company Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover Tax withholding obligations under the Benefit Plans, (ii) as required to satisfy obligations in respect of outstanding Company Options and Company Stock Awards and (iii) the Treasury Warrant to purchase up to 15,120 shares of Common Stock sold by the Company to the Treasury Department pursuant to that certain Exchange Agreement dated as of July 26, 2010, the Company does not have and is not bound by any outstanding subscriptions, options, calls, commitments or Contracts of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Common Stock or Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). Section 3.02(b) of the Company Disclosure Schedule sets forth a table listing, as of the date of this Agreement, the outstanding series of trust preferred and subordinated debt securities of the Company, Bank and all of the Company’s other Subsidiaries, and all such information is accurate and complete.

(c) Subsidiaries. With respect to Bank and each of the Company’s other Subsidiaries, (i) all the issued and outstanding shares of such entity’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (ii) such entity does not have and is not bound by any outstanding subscriptions, options, calls, commitments or Contracts of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of such entity’s capital stock or any other equity securities or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of such entity (including any rights plan or agreement). Section 3.02(c) of the Company Disclosure Schedule sets forth as of the date of this Agreement (1) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (2) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than (x) securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such company and (y)

securities held in a fiduciary capacity for the benefit of customers. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Purchaser under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(d) Authorization and Action.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject only, with respect to the Merger, to adoption of this Agreement by the holders of a majority of the outstanding Shares (the “Requisite Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”). No other corporate proceedings, other than the Requisite Stockholder Approval, are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

(ii) The Company Board has received the opinion of its financial advisor, Sandler O’Neill + Partners, L.P., to the effect that, subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Per Share Merger Consideration is fair to the holders of the Shares from a financial point of view. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by Purchaser or Merger Sub.

(iii) The Company Board, by a unanimous vote thereof, has adopted resolutions (1) determining that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders, (2) approving and declaring advisable this Agreement and the transactions contemplated hereby and (3) recommending that the Company’s stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”).

(iv) Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss to the Company or any of its Subsidiaries of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Encumbrances upon any of the material properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (x)

the certificate of incorporation or bylaws (or similar governing documents) of the Company or the certificate of incorporation, charter, bylaws or other governing instrument of any of its Subsidiaries or (y) any material Contract or license to which the Company or any of its Subsidiaries is a party or by which it may be bound, or to which the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries may be subject, or (2) subject to compliance with the statutes and regulations referred to in Section 3.02(e), violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of clause (1)(y) this Section 3.02(d)(iv) as would not reasonably be expected to result in costs to the Company or any of its Subsidiaries (including the Surviving Corporation after the Closing) in excess of $500,000.

(e) Consents and Approvals. Other than (i) applicable requirements of the Securities Act, the Exchange Act, and state securities takeover and “blue sky” laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Delaware Certificate of Merger, (iii) the filing of applications and notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (the “OCC”) and approval thereof and the expiration of any related waiting periods, (iv) such applications, filings and consents as may be required under the banking laws of any state, and approval thereof, (v) such other consents of, filings with, authorizations or approvals from and registrations with any Governmental Entity which if not obtained or made would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole (clauses (iii) through (v) collectively, the “Regulatory Consents”), and (vi) the JFSA Approval, no notice to, application or filing with, or consent of, any Governmental Entity or any other Person is necessary in connection with the Company’s execution, delivery or performance of this Agreement, and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby. A list of all Requisite Regulatory Consents and any other Regulatory Consents that are required by the Company, its Subsidiaries or any of their Affiliates as of the date hereof is disclosed in Section 3.02(e) of the Company Disclosure Schedule.

(f) Accountants. Ernst & Young LLP, which has expressed its opinion with respect to the consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed by it with the SEC on March 28, 2011 (the “Company 10-K”), was as of the date of such opinion registered independent public accountants, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants, as required by the Securities Act and by the rules of the Public Company Accounting Oversight Board. KPMG LLP, which replaced Ernst & Young LLP on June 10, 2011, is as of the date hereof registered independent public accountants, within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants, as required by the Securities Act and by the rules of the Public Company Accounting Oversight Board.

(g) Financial Statements.

(i) The Company has previously made available to Purchaser copies of (1) the audited consolidated statements of financial condition of the Company and its

Subsidiaries as of December 31 for the fiscal years 2009 and 2010, and the related consolidated statements of operations, of comprehensive income, of changes in stockholders’ equity, and of cash flows for the fiscal years 2009 and 2010, inclusive, as reported in the Company 10-K, in each case accompanied by the audit report of Ernst & Young LLP, and (2) (x) the unaudited consolidated statements of financial condition of the Company and its Subsidiaries as of December 31 for the fiscal year 2011 and the related unaudited consolidated statements of operations, of comprehensive income, of changes in stockholders’ equity and of cash flows for the fiscal year ended December 31, 2011 (the “Unaudited 2011 Financials”) and (y) the unaudited consolidated statements of financial condition of the Company and its Subsidiaries as of January 31, 2011 and the related unaudited consolidated statements of operations, of comprehensive income, of changes in stockholders’ equity and of cash flows for the one (1)-month period ended January 31, 2012 (the “Interim Financials” and (1) and (2) collectively, and including the related notes, where applicable, the “Financial Statements”).

(ii) Each of the Financial Statements has been prepared, and each of the financial statements (including the Audited 2011 Financials) to be filed by the Company with the SEC after the date of this Agreement and prior to the Closing will be prepared, in accordance with GAAP consistently applied throughout the periods covered by each such statement (except for inconsistencies in the application of GAAP as indicated in such Financial Statements or in the notes thereto), is consistent with the books and records of the Company, and fairly presents, in all material respects, the consolidated financial condition of the Company as of the respective dates and the results of operations and cash flows of the Company for the respective periods then ended, as applicable, subject to, in the case of the Interim Financials (1) the absence of notes and schedules and (2) normal year-end adjustments, and in the case of the Unaudited 2011 Financials, the absence of certain notes and schedules.

(iii) Since December 31, 2010, there have been no significant changes in the “off-balance sheet arrangements,” as defined in and disclosed under Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.

(iv) The books and records of the Company and its Subsidiaries in all material respects have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP was not dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(h) Reports; Books and Records.

(i) Since December 31, 2009, each of the Company and each of its Subsidiaries has timely filed or furnished all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with or furnish to any Governmental Entity or any SRO (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing or furnishing, or, if amended, as of the date of the last such amendment prior to the date of this Agreement, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities or SROs. As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity or any SRO with respect to any such Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement and prior to the Closing will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. With respect to all other Company Reports filed since December 31, 2009 or to be filed subsequent to the date of this Agreement and prior to the Closing, the Company Reports will be complete and accurate in all material respects as of their respective dates, or the dates of their respective amendments. No executive officer of the Company or any of its Subsidiaries has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act of 2002 (collectively, the “Sarbanes-Oxley Act”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. Except for normal examinations conducted by a Governmental Entity or SRO in the regular course of the business of the Company and its Subsidiaries, no Governmental Entity or SRO has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2010. There are no unresolved violations set forth in any report relating to any examinations or inspections by any Governmental Entity or SRO of any of the Company and its Subsidiaries. The Company and its Subsidiaries have fully resolved all “matters requiring attention,” “matters requiring immediate attention” or similar items as identified by any such Governmental Entity or SRO.

(ii) The records, systems, controls, data and information of each of the Company and each of its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except as would not reasonably be expected to have a material adverse effect on the Company’s system of internal accounting controls.

(iii) Each of the Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and that (1) transactions are executed in accordance with management’s general or specific authorization, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (3)

access to assets is permitted only in accordance with management’s general or specific authorization and (4) the recorded amount for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iv) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed and maintained to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed and maintained to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (1) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Purchaser (1) any such written disclosure made by management to the Company’s auditors and audit committee since December 31, 2010 and (2) any written communication since December 31, 2010 made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NASDAQ Stock Market (“NASDAQ”), the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since December 31, 2009, no complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Purchaser a summary of all complaints or concerns relating to other matters made since December 31, 2010 through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(i) Real Property.

(i) Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (1) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (2) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(ii) With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and neither the Company nor any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii) Section 3.02(i)(iii) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all Owned Real Property (together with all land, buildings, structures, fixtures and improvements located thereon). Section 3.02(i)(iii) of the Company Disclosure Schedule sets forth (x) a description of the principal functions conducted as of the date hereof at each parcel of Owned Real Property and (y) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property.

(j) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except as set forth in Section 3.02(j) of the Company Disclosure Schedule: (1) each of the Company and each of its Subsidiaries has duly and timely filed (including, pursuant to applicable extensions) all Tax Returns required to be filed by it and all such Tax Returns are correct and complete. Each of the Company and each of its Subsidiaries has paid in full all Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (2) no deficiencies for any Taxes have been proposed, asserted or assessed, in each case in writing, against or with respect to any Taxes due by, or Tax

Returns of, the Company or any of its Subsidiaries which deficiencies have not since been resolved; (3) there are no Encumbrances for Taxes upon the assets of either the Company or its Subsidiaries except for statutory Encumbrances for Taxes not yet due; (4) neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Code Section 355 is applicable; (5) neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(2); (6) neither the Company nor any of its Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) or any comparable provision of state, foreign or local Law; (7) neither the Company nor any of its Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax; (8) the Company and each of its Subsidiaries have complied in all respects with all requirements to report information for Tax purposes to any individual or taxing authority, and have collected and maintained all requisite certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid Internal Revenue Service Forms W-8 and W-9; (9) no written claim has been made within the past three (3) years by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries, as the case may be, does not file Tax Returns that the Company, Bank or any of the Company’s other Subsidiaries, as the case may be, is or may be subject to Tax by that jurisdiction; (10) neither the Company nor any of its Subsidiaries has granted any currently effective waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor has any request for any such waiver or consent been made; (11) neither the Company nor any of its Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or any similar provisions of state, local or foreign law); (12) each of the Company and each of its Subsidiaries has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over for all taxable periods within the past three (3) years under all applicable Laws; (13) no audits or investigations by any taxing authority relating to any Tax Returns of any of the Company or any of its Subsidiaries is in progress, nor has the Company or any of its Subsidiaries received written notice from any taxing authority of the commencement of any audit not yet in progress; (14) there are no outstanding and currently effective powers of attorney enabling any person or entity not a party to this Agreement to represent the Company or any of its Subsidiaries with respect to Tax matters; (15) within the past four (4) years, neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Code Section 481 after the Closing; (16) during the period between September 1, 2010 and the date hereof, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Code Section 382(g); and (17) neither the Company nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Company or any of its Subsidiaries) pursuant to a tax indemnity, tax sharing or other similar agreement (other than pursuant to lease agreements, loan agreements, financing arrangements, commercial agreements entered into in the ordinary course of business, or Benefit Plans).

(k) Absence of Certain Changes. Since December 31, 2010, and except as Previously Disclosed, (1) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business and consistent with past practice, (2) the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests, (3) there has been no material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries (except, in each case, as indicated in the Financial Statements or in the notes thereto), (4) no fact, event, change, condition, development, circumstance or effect has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, and (5) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any of its Subsidiaries or, to their Knowledge, on the part of any other party, in the due performance and observance of any term, covenant or condition of any Contract to which the Company or any of its Subsidiaries is a party and which is, individually or in the aggregate, material to the financial condition of the Company and its Subsidiaries, taken as a whole.

(l) No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature and is not an obligor under any guarantee, keepwell or other similar Contract (absolute, accrued or contingent) or otherwise except for (i) liabilities or obligations reflected in or reserved against in the Company’s consolidated balance sheet as of December 31, 2010 and (ii) liabilities that have arisen since December 31, 2010 in the ordinary course of business and consistent with past practice and that have either been Previously Disclosed or would not have, individually or in the aggregate, a material impact on the Company and its Subsidiaries, taken as a whole.

(m) Commitments and Contracts.

(i) The Company has Previously Disclosed or provided (by hard copy, electronic data room or otherwise) to Purchaser or its representatives true, correct and complete copies of each Material Contract to which the Company or any of its Subsidiaries is, as of the date hereof, a party or subject. “Material Contract” means each of the following (whether written or oral, express or implied):

(1) any Contract which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;

(2) any Contract with respect to the employment or service of any current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries, in each case involving an annual base salary, annual fee or other form of cash compensation, as applicable, to be paid by the Company or any of its Subsidiaries in excess of $150,000, or any Contract with a current or former director, officer or employee with change-in-control or severance or other provisions resulting in or causing the acceleration of any compensation benefit upon a change in control or termination of employment following a change in control;

(3) any Contract containing any standstill or similar agreement pursuant to which one Person has agreed not to acquire assets or securities of another Person;

(4) any Related Party Contract;

(5) any Contract (x) that restricts the ability of the Company or any of its Subsidiaries to compete in any business or geographic area or any particular medium or (y) that grants a Person other than the Company or any of its Subsidiaries “most favored nation” status or “exclusivity” or similar rights;

(6) any Contract involving the payment or receipt of royalties or similar payments of more than $250,000 in the aggregate calculated based upon the revenues or income of the Company or its Subsidiaries or income or revenues related to any product or service of the Company or any of its Subsidiaries;

(7) any Contract with a labor union or guild (including any collective bargaining agreement);

(8) any Contract which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or any of its Subsidiaries;

(9) any Contract (x) having as its principal subject matter the agreement of the Company or any of its Subsidiaries to indemnify any Person, (y) providing for indemnification by the Company or any of its Subsidiaries of any Person and that could reasonably be expected to result in an indemnification obligation of the Company or any of its Subsidiaries in excess of $25,000, or (z) providing for indemnification by the Company or any of its Subsidiaries of any current or former director, officer or employee of the Company or any of its Subsidiaries;

(10) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, assets that have a fair market value or purchase price of more than $250,000 or any equity interests of any Person;

(11) any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment for the borrowing by the Company or any of its Subsidiaries of money or the deferred purchase price of property in excess of $1,000,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset), or any other Contract including provisions whereby the Company or any of its Subsidiaries is guaranteeing the obligations of or agreeing to provide financial support to or on behalf of a Person (other than to or on behalf of the Company or one of its Subsidiaries);

(12) any lease of real property that provides for annual payments of $300,000 or more;

(13) any license, franchise or similar Contract material to the business and operations of the Company and its Subsidiaries;

(14) any Contract for the purchase, sale or lease of materials, supplies, goods, services, equipment or other assets (other than those specified elsewhere in this definition) that provides for either (i) annual payments or obligations of $300,000 or more, or (ii) aggregate payments or obligations of $750,000 or more;

(15) any partnership, joint venture or other similar agreement or arrangement;

(16) any Contract pursuant to which (x) the Company or any of its Subsidiaries grants a license or other right to use the Company Proprietary Rights to a third person and y) a third person grants a license or other right to the Company or any of its Subsidiaries to any Proprietary Rights (but excluding licenses to commercially available “click-wrap” or “shrink-wrap” software);

(17) any Contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such Contract contains continuing material obligations of the Company or any of its Subsidiaries;

(18) any agreement or consent decree entered into with a Governmental Entity pertaining to alleged violations of Law;

(19) any Contract that is not terminable by the Company upon sixty (60) days or shorter notice without penalty or premium of less than $500,000; and

(20) any Contract that provides for the imposition of any material Encumbrance on any assets of the Company.

(ii) Each of the Material Contracts to which the Company or any of its Subsidiaries is a party or subject is valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries, or to the Knowledge of the Company, by the other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries or to the Knowledge of the Company, by the other party thereto, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(n) Litigation and Other Proceedings. There are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions, or pending or, to the Knowledge of the Company, threatened governmental or regulatory investigations of any nature (1) against the Company or any of its Subsidiaries (excluding those of the type contemplated by the following clause (2)) which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) challenging the validity or propriety of the transactions contemplated by this Agreement. There is no material injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

(o) Compliance with Laws.

(i) The business of each of the Company and each of its Subsidiaries has not been since December 31, 2008, and is not being, conducted in violation of any applicable Law or written regulatory guideline, including the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), the Fair Housing Act (420 U.S.C. Section 3601 et seq.), the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products or all other applicable bank secrecy laws, fair lending laws and other laws relating to discriminatory business practices and any Order issued with respect to anti-money laundering by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any other anti-money laundering statute, rule or regulation, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of the Company and each of its Subsidiaries has all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities and SROs that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted. Each of the Company and each of its Subsidiaries has since December 31, 2008 complied in all material respects with and is not in default or violation in any material respect of, and none of them is, to the Knowledge of the Company, under investigation with respect to, or, to the Knowledge of the Company, has been threatened to be charged with or given notice of, any material violation of, any applicable Law or Order of any Governmental Entity or SRO. Except for statutory or regulatory restrictions of general application, no Governmental Entity or SRO has placed any material restriction on the business or properties of the Company or any of its Subsidiaries that remains in effect. Since December 31, 2010, neither the Company nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity or SRO (1) asserting that the Company or any of its Subsidiaries is not in material compliance with any statutes, regulations or ordinances, (2) threatening to revoke any permit, license, franchise, authorization, order or approval or (3) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

(ii) Neither the Company nor any of its Subsidiaries, nor any director, officer, employee or Affiliate of either the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries is currently subject to any sanctions administered by OFAC.

(iii) The operations of each of the Company and each of its Subsidiaries are and have been conducted at all times since December 31, 2008 in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Entity (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity involving the Company and/or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(p) Fiduciary Accounts; Trust. Each of the Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account. The accountings for each such fiduciary account are true and correct, and accurately reflect, in all material respects the assets of such fiduciary account.

(q) Employees. No Employees of the Company or any of its Subsidiaries are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such Employees, and no labor organization or group of Employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries and their respective employees. The Company and its Subsidiaries believe that their relations with their employees are good. As of the date hereof, no executive officer (as defined in Rule 501(f) promulgated under the Securities Act) of the Company or any of its Subsidiaries has notified the Company or any of its Subsidiaries that such officer intends to leave the Company or any of its Subsidiaries or otherwise terminate such officer’s employment with the Company or any of its Subsidiaries. To the Knowledge of the Company, no executive officer of the Company or any of its Subsidiaries is in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other Contract or any restrictive covenant, and to the Knowledge of the Company, the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all notice and other requirements under the Worker

Adjustment and Retraining Notification Act of 1988, California Labor Code section 1400 et seq., and any other similar applicable foreign, state, or local Laws relating to facility closings and layoffs. All independent contractors of the Company are properly classified under applicable state and federal Law, and the Company is in compliance with California Labor Code 226.8.

(r) Company Benefit Plans.

(i) (1) Section 3.02(r)(i) of the Company Disclosure Schedule sets forth a complete list of each material Benefit Plan and each Benefit Plan (whether or not material) that is intended to be tax-qualified under Section 401(a) or Section 501(c)(9) of the Code. With respect to each Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Code and all laws and regulations applicable to such Benefit Plan; and (2) each Benefit Plan has been administered in all material respects in accordance with its terms. “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, agreement or policy sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company, Bank, any of the Company’s other Subsidiaries or any of their respective ERISA Affiliates is party, whether written or oral, in each case for the benefit of any director, former director, employee or former employee of the Company or any of its Subsidiaries. No Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(ii) With respect to each material Benefit Plan and each Benefit Plan (whether or not material) that is intended to be tax-qualified under Section 401(a) or Section 501(c)(9) of the Code, the Company has heretofore delivered or made available to Buyer true and complete copies of each of the following documents: (1) a copy of the Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written plan, a description thereof); (2) a copy of the two (2) most recent annual reports and actuarial reports, if required under ERISA; (3) a copy of the most recent Summary Plan Description, if required under ERISA with respect thereto; (4) if the Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and (5) the most recent determination letter received from the Internal Revenue Service (the “IRS”) with respect to each Benefit Plan intended to qualify under Section 401 of the Code.

(iii) Except as set forth in Section 3.02(r)(iii) of the Company Disclosure Schedule, no claim has been made, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries related to any Benefit Plan, including, without limitation, any claim related to the purchase of employer securities or to expenses or fees paid under any defined contribution pension plan other than ordinary course claims for benefits.

(iv) No Benefit Plan is subject to Title IV of ERISA or described in Section 3(37) of ERISA, and none of the Company, any of its Subsidiaries or any of their ERISA Affiliates has at any time within the past six (6) years sponsored or contributed to, or has or had within the past six (6) years any liability or obligation in respect of, any plan subject to Title IV or described in Section 3(37) of ERISA. The Company has not incurred any current or projected liability in respect of post-retirement health, medical or life insurance benefits for the Employees, except as required to avoid an excise tax under Section 4980B of the Code or comparable State benefit continuation laws. The Company or its Subsidiaries may amend or terminate any Benefit Plan that provides for retiree medical or life benefits at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(v) Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the related trust have received a favorable determination letter from the IRS as to qualification of the Benefit Plan under Section 401(a) of the Code and exemption of the related trust from taxation under Section 501(a) of the Code that has not been revoked, and no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan or the tax exempt status of the related trust. To the extent any Benefit Plan is required to be funded under ERISA or the Code, it is so funded and all contributions required to be made by applicable law have been timely made. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code that provides benefits under a Benefit Plan has (x) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (y) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and neither the Company nor any of its Subsidiaries is aware of circumstances that could reasonably be expected to result in the loss of such exempt status under Section 501(c)(9) of the Code.

(vi) None of the Company, any of its Subsidiaries, any Benefit Plan, any trust created under any Benefit Plan, or any trustee or administrator of any Benefit Plan has engaged in a transaction in connection with which the Company or any of its Subsidiaries, any plan, any such trust, or any trustee or administrator thereof, or any party dealing with any plan or any such trust could reasonably be expected to be subject to either a material civil penalty assessed pursuant to Sections 409 or 502(i) of ERISA or a material tax imposed pursuant to Sections 4975 or 4976 of the Code.

(vii) Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has (1) between January 1, 2005 and December 31, 2008, been operated in all material respects in good faith compliance with Section 409A of the Code and Notice 2005-01 and (2) since January 1, 2009 (or such later date permitted under applicable guidance), been operated in compliance with, and is in documentary compliance with, in all material respects, Section 409A of the Code and IRS regulations and guidance thereunder. All Company Options granted by the Company or any of its

Subsidiaries to any current or former employee or director have been granted with a per share exercise price at least equal to the fair market value of the underlying stock on the date the Company Option was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance.

(viii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event, (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefits, (D) require the funding or increase in the funding of any such benefits or (E) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Neither the Company nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits, or will result, in any limitation on the right of the Company or any of its Subsidiaries to amend, merge or terminate any Benefit Plan or receive a reversion of assets from any Benefit Plan or related trust.

(s) Risk Management Instruments. Since December 31, 2007, all material derivative instruments, including, swaps, caps, floors and option Contracts, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into (i) only in the ordinary course of business and consistent with past practice, (ii) in accordance with prudent banking practices and in all material respects with all applicable Laws and with the rules, regulations and policies of applicable Governmental Entities, and (iii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such Contract or arrangement. The financial position of the Company and any of its Subsidiaries, as applicable, on a consolidated basis under or with respect to each such derivative instrument has been reflected in its books and records and the books and records of such Subsidiaries in accordance with GAAP consistently applied.

(t) Agreements with Regulatory Agencies. Except as set forth in Section 3.02(t) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or has adopted any board resolutions at the request of, any Governmental Entity or SRO (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing, or, to the Knowledge of the Company, orally, since

December 31, 2009 by any Governmental Entity or SRO that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. The Company and each Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and since December 31, 2009 neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity or SRO indicating that either the Company or any of its Subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(u) Environmental Liability. The Company and its Subsidiaries have at all times, and at the Closing Date will have, complied in all material respects with all Laws, regulations, ordinances, requirements of any Governmental Entity, and orders relating to public health, safety or the environment (“Environmental Laws”) (including all laws, regulations, ordinances and orders relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos, mold or urea formaldehyde, to the treatment, storage, disposal or management of, or to exposure to, any substance regulated pursuant to any Environmental Law, including any hazardous substances, pollutants, contaminants, toxic, hazardous or other controlled, prohibited or regulated substances (“Hazardous Substances”)). In addition, and irrespective of such compliance, neither the Company nor any of its Subsidiaries is subject to any liability for any exposure to any Hazardous Substance or any contamination, environmental remediation or clean-up obligations pursuant to any Environmental Law including any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), or the Resource Conservation and Recovery Act of 1976, in each case which liability, individually or in the aggregate, would reasonably be expected to have a material impact on the consummation of the transactions contemplated by this Agreement. There are no legal, administrative, arbitral or other proceedings, claims, actions or notices of any nature seeking to impose, or that would reasonably be expected to result in the imposition of, on the Company or any of its Subsidiaries, any liability or obligation of the Company or any of its Subsidiaries with respect to any Environmental Law. There is no private or governmental, environmental health or safety investigation or remediation activity of any nature arising under any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any property in which the Company or any of its Subsidiaries has taken a security interest, to the Knowledge of the Company there is no reasonable basis for, or circumstances that would reasonably be expected to give rise to, any such proceeding, claim, action, investigation or remediation; and neither the Company nor any of its Subsidiaries is subject to any agreement, letter or memorandum or Order by or with any Governmental Entity or any indemnity or other Contract with any third party that would reasonably be expected to impose any such environmental obligation or liability. No property currently or formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation in a manner that would result in any liability that could reasonably be expected to have, individually or in the aggregate, a material impact on the Company or any of its Subsidiaries, taken as a whole, or a material impact on the consummation of the transactions contemplated by this Agreement. The Company has made available to Purchaser copies of all material environmental reports, studies, assessments, sampling data and other material environmental documents in its possession as of the date hereof relating to the Company, its Subsidiaries or their current or former properties and properties in which the Company or any of its Subsidiaries has taken a security interest having a book value in excess of $1,000,000. Each of the Company and each of its Subsidiaries complies with all FDIC guidelines concerning environmental due diligence and risk management in lending, loan administration, workout and foreclosure activities including FDIC Bulletin FIL-14-93, and update FIL-98-2006.

(v) Loan Portfolio.

(i) Except as set forth in Section 3.02(v) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written or oral (1) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than any Loan the unpaid principal balance of which does not exceed $250,000, under the terms of which the obligor was, as of January 31, 2012, over ninety (90) days delinquent in payment of principal or interest or, to the Knowledge of the Company, in default of any other material provision or (2) Loan in excess of $50,000 with any director, executive officer or five percent or greater stockholder of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.02(v) of the Company Disclosure Schedule sets forth (A) all of the Loans in original principal amount in excess of $250,000 of the Company or any of its Subsidiaries that as of January 31, 2012 were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of January 31, 2012 and the identity of the borrower thereunder (and since December 31, 2009 there have been no such classifications by any Governmental Entity that are not so classified by the Company), (B) by category of Loan (i.e., commercial, consumer, etc.), all the other Loans of the Company or any of its Subsidiaries that as of January 31, 2012 were classified as such, together with the aggregate principal amount of and aggregate accrued and unpaid interest on such Loans by category as of January 31, 2012, and (C) each asset of the Company that as of January 31, 2012 was classified as “Other Real Estate Owned” and the book value thereof.

(ii) Each Loan of the Company or any of its Subsidiaries in original principal amount in excess of $100,000 (1) is evidenced by notes, Contracts or other evidences of indebtedness that are true, genuine and what they purport to be, (2) to the extent secured, has been secured by valid Encumbrances which have been perfected and (3) to the Knowledge of the Company, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(iii) Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company or any of its Subsidiaries), and the relevant Loan files are being maintained in all material respects in accordance with the relevant loan documents, the underwriting standards of the Company and its Subsidiaries (as applicable) (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local Laws, regulations and rules.

(iv) Except as set forth in Section 3.02(v)(iv) of the Company Disclosure Schedule, none of the Contracts pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, or entitle the buyer of such Loans or pools of Loans or participations in Loans or pools of Loans or any other Person to pursue any other form of recourse against the Company or its Subsidiaries. Since December 31, 2009, there has not been any claim made by any such buyer or other Person for repurchase or other similar form of recourse against the Company or any of its Subsidiaries.

(v) Each of the Company and each of its Subsidiaries, as applicable, is approved by and is in good standing: (1) as a supervised mortgagee by the Department of Housing and Urban Development to originate and service Title I FHA mortgage loans; (2) as a GNMA I and II Issuer by the Government National Mortgage Association; (3) by the Department of Veteran’s Affairs (“VA”) to originate and service VA loans; and (4) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

(vi) Except as set forth in Section 3.02(v)(vi) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is now nor has it ever been since December 31, 2010 subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither the Company nor any of its Subsidiaries has received any notice, nor does it have any reason to believe as of the date of this Agreement, that any Agency proposes to limit or terminate the underwriting authority of the Company or any of its Subsidiaries or to increase the guarantee fees payable to any such Governmental Entity or Agency.

(vii) Each of the Company and each of its Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements, relating to the origination, sale and servicing of mortgage and consumer Loans.

(viii) To the Knowledge of the Company, each Loan included in a pool of Loans originated, acquired or serviced by the Company or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the Knowledge of the Company, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(w) Mortgage Banking Business.

(i) Since December 31, 2008, each of the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by the Company or any of its Subsidiaries satisfied, in all material respects: (1) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such mortgage loans set forth in any Contract between the Company or any of its Subsidiaries and any Agency, loan investor or insurer; (3) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan, in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(ii) Each of the Company and each of its Subsidiaries, as applicable, is approved by and is in good standing as a seller/servicer by the Federal National Mortgage Association to originate and service conventional residential mortgage loans.

(iii) Since December 31, 2008, no Agency, loan investor or insurer has indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or any of its Subsidiaries’ compliance with laws.

(iv) Since December 31, 2008, the Company and its Subsidiaries have not engaged in, and, to the Knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers, collectively, the “Mortgage Vendors”) used by the Company or by any of its Subsidiaries has engaged in, directly or indirectly, (1) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Contract or (2) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

(v) Each of the Company and each of its Subsidiaries, and, to the Knowledge of the Company, the Mortgage Vendors, is and has been in compliance in all respects with the standards of conduct set forth in the several Consent Orders, dated April 13, 2011, issued by the OCC in connection with its interagency horizontal review of major residential mortgage services as set forth in Section 3.02(w)(v) of the Company Disclosure Schedule.

(x) Insurance. Each of the Company and each of its Subsidiaries maintains, and has maintained for the two (2) years prior to the date of this Agreement, insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Company and its Subsidiaries reasonably believe are adequate for their respective businesses, including insurance covering all real and personal property owned or leased by the Company or any of its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business. True, correct and complete copies of all policies and binders of insurance currently maintained in respect of the assets, properties, business, operations, employees, officers or directors of the Company and its Subsidiaries, excluding such policies pursuant to which the Company, any of its Subsidiaries or an Affiliate of any of them acts as the insurer and which are identified with respective expiration dates on Section 3.02(x) of the Company Disclosure Schedule (collectively, the “Company Insurance Policies”), and all written correspondence relating to any material claims made since December 31, 2009 under the Company Insurance Policies, have been previously made available to Purchaser. All of the Company Insurance Policies are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Closing Date, and there is no breach or default (and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute such a breach or default) by the Company or any of its Subsidiaries under any of the Company Insurance Policies or, to the Knowledge of the Company, by any other party to the Company Insurance Policies, except for any such breach or default that would not reasonably be expected to have, individually or in the aggregate, a material impact on the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any Company Insurance Policy nor, to the Knowledge of the Company, is the termination of any such policies threatened.

(y) Intellectual Property. The Company and its Subsidiaries own or otherwise have the right to use all (i) United States and foreign patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof; (ii) copyrightable works, the copyrights therein and thereto (including copyrights in software and databases), and all applications therefor, and all renewals, extensions, restorations and reversions thereof; (iii) know-how, trade secrets, inventions, discoveries and other unpatented or unpatentable proprietary or confidential information, including systems, methods or procedures (collectively, “Trade Secrets”); and (iv) trademarks, service marks, trade names, trade dress, logos, corporate names, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith (collectively, “Proprietary Rights”) used in or necessary for the conduct of the business of the Company and its Subsidiaries as now conducted or as would reasonably be expected to be conducted in the future consistent with general banking business in the United States. Section 3.02(y) of the Company Disclosure Schedule sets forth a true and complete list of all registered and applied-for Proprietary Rights that are owned or purported to be owned by the Company or any of its Subsidiaries as of the date hereof (together with all other Proprietary Rights owned by or purported to be owned by the Company or any of its Subsidiaries, the “Company Proprietary Rights”). One of the Company or one of its Subsidiaries exclusively owns each of the Company Proprietary Rights, free and clear of all Encumbrances. The Company Proprietary Rights are valid, subsisting and enforceable. Neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person in any Proprietary Rights, nor has the Company or any of its Subsidiaries since December 31, 2005 infringed, misappropriated or otherwise violated the rights of any Person in any Proprietary Rights other than in a de minimis respect and, to the Knowledge of the Company, no Person is infringing, misappropriating or violating, nor has any Person infringed, misappropriated or violated since December 31, 2005 any of the Company Proprietary Rights. Except as Previously Disclosed, since December 31, 2005, no charges, claims, proceedings or litigation have been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries contesting the ownership, enforceability, or validity of any of the Company Proprietary Rights or challenging or questioning the right of the Company and its Subsidiaries to use the Proprietary Rights of any Person, and, to the Knowledge of the Company, no valid basis exists for the assertion of any such charge, claim, proceeding or litigation. All licenses and other Contracts to which the Company or any of its Subsidiaries is a party relating to Proprietary Rights are in full force and effect and constitute valid, binding and enforceable obligations of the Company or such Subsidiary, subject to the Bankruptcy and Equity Exception, as the case may be, and there have not been and there currently are not any defaults (or any event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its Subsidiaries under any license or other Contract affecting Proprietary Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as now conducted or as would reasonably be expected to be conducted in the future consistent with general banking business in the United States. The validity, continuation and effectiveness of all licenses and other Contracts relating to the Proprietary Rights used in or necessary for the conduct of the business of the Company and its Subsidiaries as now conducted or as would reasonably be expected to be conducted in the future consistent with general banking business in the United States, the current terms thereof, and the rights of the Company or any of its Subsidiaries in and to the Company Proprietary Rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries have taken commercially reasonable measures to protect the Proprietary Rights used in their businesses, including the confidentiality and value of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, including by maintaining policies that require employees, licensees, consultants or other third parties with access to such Trade Secrets to keep such Trade Secrets confidential (“Confidentiality Policies”). To the Knowledge of the Company, such Confidentiality Policies have not been violated by any employees, licensees, consultants or other third parties who have been granted access to such Trade Secrets. The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data communication lines and all other computerized or information technology equipment (collectively, the “IT Assets”) of the Company and its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business, and have not materially malfunctioned or failed within the past three (3) years. To the Knowledge of the Company, since December 31, 2008, no Person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented and have verifiable functionality of reasonable identity management, backup, archive, security and disaster recovery technology and processes consistent with industry practices. The Company and its Subsidiaries have taken commercially reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of confidential employee, customer financial and other information, and are compliant with all applicable Law with respect to data protection and privacy.

(z) Anti-takeover Provisions Not Applicable. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, any anti-takeover or similar provisions of the certificate of incorporation of the Company and its bylaws and the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws and regulations of any jurisdiction (collectively, “Takeover Laws”), including Section 203 of the DGCL. The Company has taken all action required to be taken by it in order to make this Agreement, the Merger and the other transactions contemplated hereby and thereby comply with, and this Agreement, the Merger and the other transactions contemplated hereby do comply with, the requirements of any provisions of its certificate of incorporation or bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions. The Company is not subject to Section 203 of the DGCL.

(aa) Knowledge as to Conditions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries knows of any reason relating to the Company or its Subsidiaries why any Requisite Regulatory Consent and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required for the consummation of the Merger, the Bank Merger and the transactions contemplated by this Agreement will not be obtained or that any Requisite Regulatory Consent will not be granted reasonably promptly and without the imposition of a Burdensome Condition, provided, however, that the Company does not make any representation or warranty with respect to the management, capital, ownership structure, regulatory status or any other aspect of Purchaser or any of its Affiliates.

(bb) Brokers and Finders. Except that the Company has employed Sandler O’Neill + Partners, L.P. as its financial advisor, none of the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(cc) Related Party Transactions.

(i) Except as set forth in Section 3.02(cc) of the Company Disclosure Schedule or as part of the normal and customary terms of an individual’s employment or service as a director, neither the Company nor any of its Subsidiaries is party to any extension of credit (as debtor, creditor, guarantor or otherwise), Contract for goods or services, lease or other Contract with any (A) Affiliate, (B) insider or related interest of an insider, (C) stockholder owning five percent (5%) or more of the outstanding Common Stock or related interest of such a stockholder or (D) employee who is not an executive officer (other than credit and consumer banking transactions in the ordinary course of business) (each, a “Related Party Contract”). For purposes of the preceding sentence, the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O.

(ii) Each of the Company, Bank and each of the Company’s other Subsidiaries is in compliance with, and has since December 31, 2006, complied with, Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve’s Regulation O.

(dd) Customer Relationships.

(i) Each trust or wealth management customer of the Company or any of its Subsidiaries has been in all material respects originated and serviced (1) in conformity with the applicable policies of the Company and its Subsidiaries, (2) in accordance with the terms of any applicable Contract governing the relationship with such customer, (3) in accordance with any instructions received from such customers and their authorized representatives and authorized signers, (4) consistent with each customer’s risk profile; and (5) in compliance with all applicable Laws and the Company’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each Contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries has been duly and validly executed and delivered by the Company and each Subsidiary and, to the Knowledge of the Company, the other contracting parties, each such Contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Bankruptcy and Equity Exception, and the Company and its Subsidiaries and the other parties thereto have duly performed in all material respects their obligations thereunder and the Company and its Subsidiaries and, to the Knowledge of the Company, such other person is in compliance with each of the terms thereof.

(ii) Neither the Company nor any of its Subsidiaries is a registered broker-dealer under the Exchange Act or is required to be so registered.

(iii) No Contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries provides for any material reduction of fees charged (or in other compensation payable to the Company or any of its Subsidiaries thereunder) by reason of this Agreement.

(iv) (1) None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees is the beneficial owner of any interest in any of the accounts maintained on behalf of any trust or wealth management customer of the Company or any of its Subsidiaries and (2) none of the directors, officers and employees of the Company or any of its Subsidiaries is a party to any Contract pursuant to which it is obligated to provide service to, or receive compensation or benefits from, any of the trust or wealth management customers of the Company or any of its Subsidiaries after the Closing Date.

(v) Each account opening document, margin account agreement, investment advisory agreement and customer disclosure statement with respect to any trust or wealth management customer of the Company or any of its Subsidiaries conforms in all material respects to the forms provided to Purchaser prior to the Closing Date.

(vi) All other books and records primarily related to the trust and wealth management businesses of each of the Company and each of its Subsidiaries include documented risk profiles signed by each such customer.

(ee) Investment Adviser Subsidiaries; Clients. Each of the Company’s Subsidiaries that provides investment management, investment advisory or sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs) (an “Advisory Entity”) (1) has operated since December 31, 2005 and is currently operating in compliance with all Laws applicable to it or its business and (2) has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as currently conducted. There is no action, suit or proceeding pending or, to the Knowledge of the Company, threatened, and there is no investigation pending or, to the Knowledge of the Company, threatened, that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

(i) Each Advisory Entity has been since December 31, 2005 and is in all material respects in compliance with each Contract for services provided in its capacity as an Advisory Entity (an “Advisory Contract”) to which it is a party.

(ii) Each of the Advisory Entity accounts subject to ERISA of (1) the party to an Advisory Contract other than the applicable Advisory Entity or (2) any other advisory client of an Advisory Entity for purposes of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) (each of (1) and (2), an “Advisory Client”) has been managed by the applicable Advisory Entity in all material respects in compliance with the applicable requirements of ERISA.

(iii) None of the Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or as a person associated with a registered investment adviser. There is no proceeding pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in any such ineligibility.

(iv) The Company has made available to Purchaser true and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since December 31, 2005 by each Advisory Entity, reflecting all amendments thereto filed with the SEC to the date hereof (each, a “Form ADV”). The Forms ADV are in compliance in all material respects with the applicable requirements of the

Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at the time such statements were made. Since December 31, 2005, each Advisory Entity has made available to each Advisory Client its Form ADV to the extent required by the Investment Advisers Act.

(v) Customer complaints that have been made since December 31, 2005 against any Advisory Entity, or any of its registered representatives, are set forth in Section 3.02(ee)(v) of the Company Disclosure Schedule and copies of each such complaint have been furnished or made available to Purchaser. Customer complaints that are pending as of the date of this Agreement are appropriately noted in Section 3.02(ee)(v) of the Company Disclosure Schedule. The balance sheet of the Company included in the Financial Statements contains adequate accruals to the extent required by GAAP for the costs (including costs of settlement, judgments and attorneys’ fees and expenses) to be incurred by the Company in connection with all such customer complaints pending as of such date. Subject to applicable Laws, the Company shall reasonably promptly notify Purchaser of any customer complaints against any Advisory Entity or any of its registered representatives received following the date of this Agreement and provide copies of each such complaint and all correspondence related thereto to Purchaser.

(vi) The Company has made available to Purchaser true and complete copies of all deficiency letters and inspection reports or similar documents furnished to any Advisory Entity by the SEC since December 31, 2005 and such Advisory Entity’s responses thereto, if any.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Section 4.01 Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub hereby represent and warrant to the Company, that, except as Previously Disclosed:

(a) Organization, Good Standing and Qualification. Each of Purchaser and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and each of Purchaser and Merger Sub has the power and authority and governmental authorizations to own its properties and assets and to carry on its business in all material respects as it is now being conducted.

(b) Authorization.

(i) No vote of holders of capital stock of Purchaser is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby,

including under any applicable Law or the requirements of any SRO or stock exchange. Each of Purchaser and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated hereby except for the approval of this Agreement by Purchaser as the sole stockholder of Merger Sub (which approval of Purchaser shall occur, and shall be effective, no later than 11:59 p.m. (Pacific Time) on the date hereof). This Agreement has been duly executed and delivered by each of Purchaser and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a valid and binding agreement of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. No other corporate proceedings, other than the approval by Purchaser as the sole stockholder of Merger Sub, are necessary for the execution and delivery by each of Purchaser and Merger Sub of this Agreement, the performance by them of their respective obligations hereunder or the consummation by them of the transactions contemplated hereby.

(ii) Neither the execution, delivery and performance by Purchaser and Merger Sub of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser and Merger Sub with any of the provisions hereof, will (1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser or any of its Subsidiaries under any of the terms, conditions or provisions of (x) the certificate of incorporation and bylaws (or similar governing documents) of Purchaser or any of its Subsidiaries or (y) any material Contract to which Purchaser or any of its Subsidiaries is a party or by which it may be bound, or to which Purchaser or any of its Subsidiaries or any of the properties or assets of Purchaser or any of its Subsidiaries may be subject, or (2) subject to compliance with the statutes and regulations referred to in Section 4.01(b)(iii), violate any Law or Order applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (1)(y) and (2) as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(iii) Other than (w) as may be required by the securities or “blue sky” laws of the various states, (x) an approval application to and a notification filing with the Japan Financial Services Agency (the “JFSA”) by Purchaser and its Affiliates and of JFSA approval (the “JFSA Approval”), (y) the filing of the Delaware Certificate of Merger or (z) the Regulatory Consents, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary in connection with Purchaser’s and Merger Sub’s execution, delivery or performance of this Agreement, and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby. A list of all Regulatory Consents that, to the knowledge of Purchaser, are required by Purchaser, Merger Sub or any of their Affiliates as of the date hereof is disclosed in Section 4.01(b)(iii) of the Purchaser Disclosure Schedule.

(c) Brokers and Finders. Except that Purchaser has employed Morgan Stanley & Co., LLC as its financial advisor, none of Purchaser, its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser, in connection with this Agreement or the transactions contemplated hereby.

(d) Knowledge as to Conditions. As of the date of this Agreement, Purchaser knows of no reason relating to Purchaser or its Subsidiaries why any Requisite Regulatory Consent or the JFSA Approval or and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices required for the consummation of the Merger, the Bank Merger and the transactions contemplated by this Agreement will not be obtained or that any Requisite Regulatory Consent or the JFSA Approval will not be granted reasonably promptly and without the imposition of a Burdensome Condition; provided, however, that Purchaser does not make any representation or warranty with respect to the management, capital, ownership structure, regulatory status or any other aspect of the Company or any of its Subsidiaries or Affiliates.

(e) Available Funds. As of the Closing, Purchaser will have immediately available to it all funds necessary for the payment to the Paying Agent of the Exchange Fund and to satisfy all of the other obligations of Purchaser and Merger Sub under this Agreement.

(f) Compliance with Laws. The business of Purchaser’s ultimate parent company and each of such parent company’s Subsidiaries, including Purchaser and Merger Sub, has not been since December 31, 2009, and is not being, conducted in violation of any applicable Law, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (i) such parent company and each of its Subsidiaries, including Purchaser and Merger Sub, has all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities and SROs that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted, (ii) each of such parent company and each of its Subsidiaries, including Purchaser and Merger Sub, has since December 31, 2009 complied in all respects with and is not in default or violation in any respect of, and none of them is, to the knowledge of Purchaser, under investigation with respect to, or, to the knowledge of Purchaser, has been threatened to be charged with or given notice of, any violation of, any applicable Law or Order of any Governmental Entity or SRO and (iii) other than statutory or regulatory restrictions of general application, no Governmental Entity or SRO has placed any restriction on the business or properties of such parent company or any of its Subsidiaries, including Purchaser and Merger Sub, that remains in effect as of the date hereof.

(g) Agreements with Regulatory Agencies. Except as set forth in Section 4.01(g) of the Purchaser Disclosure Schedule, as of the date hereof, neither Purchaser’s ultimate parent company nor any of such parent company’s Subsidiaries, including Purchaser and Merger Sub, is subject to any Regulatory Agreement, nor has Purchaser’s ultimate parent company nor any of such parent company’s Subsidiaries, including Purchaser and Merger Sub, been advised in writing since December 31, 2009 by any Governmental Entity or SRO that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser’s ultimate parent company and each of such parent company’s Subsidiaries, including Purchaser and Merger Sub, are in compliance in all material respects with each Regulatory Agreement to which each is a party or subject, and since December 31, 2010 neither Purchaser’s ultimate parent company nor any of such parent company’s Subsidiaries, including Purchaser and Merger Sub, has received any written notice from any Governmental Entity or SRO indicating that either Purchaser’s ultimate parent company or any of such parent company’s Subsidiaries, including Purchaser and Merger Sub, is not in compliance in all material respects with any such Regulatory Agreement, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(h) No Prior Activities. Except in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(i) Litigation. There are no pending or, to the knowledge of Purchaser, threatened, legal, administrative, arbitral or other proceedings, claims, actions, or, to the knowledge of Purchaser, pending or threatened governmental or regulatory investigations of any nature (1) against Purchaser’s ultimate parent company or any of such parent company’s Subsidiaries, including Purchaser and Merger Sub, (excluding those of the type contemplated by the following clause (2)) except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, or (2) challenging the validity or propriety of the transactions contemplated by this Agreement. There is no material injunction, order, judgment, decree or regulatory restriction imposed upon such parent company or any of its Subsidiaries, including Purchaser and Merger Sub, or any of their respective assets, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Businesses Prior to the Effective Time. Except as Previously Disclosed, as expressly permitted by this Agreement, as required by applicable Law, or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course of business, consistent with past practice, (b) use reasonable best efforts to maintain and preserve its business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, landlord, Employees and business associates, to keep available the services of its and its Subsidiaries’ Employees and to maintain its branch network and (c) not take any action that would reasonably be expected to materially delay or delay beyond the Outside Date the obtainment by any of the Company, Purchaser or Merger Sub of any necessary approvals of any Governmental Entity or SRO required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby. Except as required by applicable Law or with the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, Purchaser and Merger Sub shall not, and shall not permit any of their Affiliates to, take any action that would reasonably be expected to materially delay or delay beyond the Outside Date the obtainment by any of the Company, Purchaser or Merger Sub of any necessary approvals of any Governmental Entity or SRO required for the transactions contemplated hereby.

Section 5.02 Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly permitted by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (which consent shall not, in the case of subsections (c), (d), (i), (j)(ii), (k), (n), (o)(ii), (p), (q), (s) and (u) (in the case of subsection (u), to the extent in respect of one of the other subsections listed in this parenthetical), be unreasonably withheld, delayed or conditioned):

(a) Other than pursuant to the Treasury Warrants or in connection with the exercise or settlement of Company Options, Company Restricted Shares or Company Stock Award, in each case that are outstanding as of the date of this Agreement, (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or (ii) authorize or cause any additional shares of its stock to become subject to new grants.

(b) (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and dividends in respect of the outstanding trust preferred securities of the Company as of the date hereof) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases in the ordinary course of business to satisfy obligations under Benefit Plans).

(c) Amend the terms of, waive any material rights under, fail to use reasonable best efforts to enforce, terminate, knowingly violate the terms of or enter into any Material Contracts.

(d) Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business.

(e) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity for a purchase price in excess of $250,000.

(f) Amend the certificate of incorporation or bylaws of the Company, or similar governing documents of any of its Subsidiaries.

(g) Implement or adopt any change in its financial or regulatory accounting principles, practices or methods, other than as required by GAAP or applicable regulatory accounting requirements.

(h) Except as required by the terms of any Benefit Plan existing as of the date hereof (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or any of its Subsidiaries (collectively, “Employees”), other than increases to Employees who are not directors or executive officers of the Company or any of its Subsidiaries that are in the ordinary course of business consistent with past practice, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or Contract or employment agreement with or for the benefit of any Employee (or prospective Employees), (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, other compensation or benefits under any Benefit Plans, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or (v) change any actuarial assumptions used to calculate funding obligations with respect to any Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP.

(i) Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice and not in excess of $1,000,000.

(j) (i) Enter into any new line of business or (ii) materially change its lending, investment, underwriting, risk, compliance and asset/liability management and other banking and operating policies, except as required by a Governmental Entity.

(k) Make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which such portfolio is classified or reported, except as required by a Governmental Entity.

(l) Settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $1,000,000 and that would not (i) impose any restriction on it or its Subsidiaries or on Purchaser or any of its Affiliates or (ii) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries.

(m) Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility other than such applications that have been submitted and announced as of the date of this Agreement.

(n) Make or change any material Tax election, change or consent to any change in its or its Subsidiaries’ material method of accounting for Tax purposes, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return, in each case if such action or actions, individually or in the aggregate, would increase the Tax liability of the Company or any of its Subsidiaries by a material amount.

(o) (i) Merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or (ii) otherwise enter into any Contracts or arrangements imposing material changes or restrictions on its assets, operations or businesses.

(p) Create or incur any Encumbrance material to the Company and its Subsidiaries, taken as a whole, not incurred in the ordinary and usual course of business consistent with past practice.

(q) Acquire any Loans through bulk purchases that are not in the process as of the date of this Agreement or make any Loans to any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company and other than renewals and extensions of Loans outstanding as of the date of this Agreement) in excess of $10,000,000 in the aggregate.

(r) Make any capital contributions to or investments (other than to be held in a fiduciary or agency capacity to be beneficially owned by third Parties) in any Person in excess of $100,000 (other than to or in any direct or indirect wholly owned Subsidiary of the Company).

(s) Except as set forth in the capital budgets set forth in Section 5.02(s) of the Company Disclosure Schedule and consistent therewith, make or authorize any capital expenditure in excess of $100,000 per project during any twelve (12) month period.

(t) Take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(u) Agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.02.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Cooperation; Regulatory Matters.

(a) Each of the Parties shall cooperate with each other Party and use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the Merger, the Bank Merger and other transactions contemplated by this Agreement as soon as practical, including promptly preparing and filing (or causing any required Affiliate to promptly prepare and file) all necessary documentation (the “Required Filings”) to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations (including Regulatory Consents and the JFSA Approval) of all third parties, SROs and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such Regulatory Consents and the JFSA Approval, permits, consents, approvals and authorizations of all such third parties, SROs or Governmental Entities. Without limiting the generality of the foregoing, the Parties agree that all Required Filings with respect to any Requisite Regulatory Consent and the JFSA Approval shall be completed and filed no later than thirty (30) days after the date of this Agreement. The Company and Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the information relating to the Company or Purchaser, as the case may be, or any of their respective Affiliates, that appear in any Required Filings. In exercising the foregoing rights set forth in this Section 6.01(a), each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, SROs and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised on a current basis of the status of matters, and any material communication to, with or from a Governmental Entity, relating to, or reasonably likely to affect the timely completion of, the transactions contemplated by this Agreement.

(b) Each of Purchaser and the Company shall, upon request, furnish to the other all information concerning itself, its Affiliates, Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or Information Statement, as applicable, or any other statement, filing, notice or application made by or on behalf of Purchaser or any of its Affiliates, or the Company or any of its Subsidiaries, to any SRO or Governmental Entity in connection with the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

(c) In furtherance and not in limitation of the foregoing, each of Purchaser (and Purchaser shall cause its Subsidiaries to) and the Company (and the Company shall cause its Subsidiaries to) shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the

Closing to occur as soon as possible, including proffering to, or agreeing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, lease, license, transfer, disposition, encumbering or holding separate of any assets, licenses, operations, rights, product lines, businesses or interest therein of Purchaser, the Company or any of their respective Subsidiaries; provided, however, that nothing in this Agreement, including this Section 6.01, shall require, or be construed to require, Purchaser or any of its Affiliates to (x) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Purchaser, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions), (y) agree to any conditions or make any commitments that are not comparable to those imposed in connection with comparable transactions in the United States and that would not be reasonably foreseeable based upon publicly available information or discussions or communications prior to the date of this Agreement involving Purchaser or any of its Affiliates and representatives of any SRO or Government Entity, or (z) agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Purchaser’s ability to own or operate, any of any such assets, licenses, operations, rights, product lines, businesses or interests therein or Purchaser’s or any of its Affiliates’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, in each case of clauses (x), (y) and (z), to the extent that any such actions would have a material adverse effect after the Effective Time on the Company and its Subsidiaries, taken as a whole, or on Purchaser and its Subsidiaries, taken as a whole, or on Parent’s ultimate parent company, in each case measured on a scale relative to the Company and its Subsidiaries, taken as a whole (a “Burdensome Condition”).

(d) Each of Purchaser and the Company shall promptly advise the other upon receiving (including through their respective Affiliates) any communication from any SRO or Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Consent or the JFSA Approval will not be obtained without the imposition of a Burdensome Condition or that the receipt of any such approval may be delayed.

(e) Purchaser agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Company, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of Company’s outstanding debt, guarantees, securities, and other agreements listed on Section 6.01(e) of the Company Disclosure Schedule to the extent required by the terms of such debt, guarantees, securities, and other agreements.

Section 6.02 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, directors, employees,

agents and the Representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, Contracts, commitments and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking or insurance Laws (other than reports or documents that the Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request. Upon the reasonable request of the Company, Purchaser shall furnish such reasonable information about it and its Affiliates as is relevant to the Company and its shareholders in connection with the transactions contemplated by this Agreement. Neither the Company, Purchaser nor any of their respective Affiliates shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any Law, fiduciary duty or Order or binding Contract entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All nonpublic information and materials provided prior to the date of this Agreement shall be subject to the provisions of the confidentiality agreement entered into between the Parties as of January 19, 2012 (the “Confidentiality Agreement”) and all nonpublic information and materials provided on or after the date of this Agreement shall be subject to the provisions of the non-disclosure agreement entered into between the Parties as of the date of this Agreement (the “Non-Disclosure Agreement”).

(c) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other Party set forth in this Agreement.

Section 6.03 Employee Matters.

(a) Following the Closing Date, Purchaser shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of Employees who are actively employed by the Company or its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are no less favorable than the employee benefits (other than severance benefits, which, for the avoidance of doubt, are governed under Section 6.03(b)) and compensation opportunities that are generally made available to similarly situated employees of Purchaser or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) (collectively, the “Purchaser Plans”), as applicable; provided that (i) with respect to retirement benefits, satisfaction of the foregoing standard shall not require that any Covered Employee be eligible to participate in any specific retirement plan of Purchaser or a closed or frozen Purchaser Plan; and (ii) until such time as Purchaser shall cause Covered Employees to participate in the Purchaser Plans, a Covered Employee’s continued participation in the employee benefit plans and compensation opportunities of the Company and its Subsidiaries as in effect immediately prior to the Closing Date shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Purchaser Plans may commence at different times with respect to each Purchaser Plan).

(b) Purchaser shall provide severance benefits in accordance with the terms and conditions of the special severance policy set forth on Section 6.03(b) of the Purchaser Disclosure Schedule (“Special Severance Policy”) to Covered Employees who experience a qualifying termination of employment with Purchaser, the Surviving Corporation or any of their respective Subsidiaries during the period beginning on the Closing Date and ending on the 60th day following the first anniversary of the Closing Date (the “Special Severance Period”). Each Covered Employee whose employment is terminated after the Special Severance Period shall be eligible to participate in Purchaser’s regular separation and severance pay programs on the same terms and conditions as other similarly-situated employees of Purchaser.

(c) To the extent that a Covered Employee becomes eligible to participate in a Purchaser Plan, Purchaser shall cause such plan to (i) recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility, vesting and benefit accrual (other than for purposes of eligibility, vesting and benefit accruals under any Purchaser Plan that is a defined benefit pension plan or a retiree medical plan )under such Purchaser Plan, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service (A) shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service and (B) shall not apply for purposes of any Purchaser Plan under which similarly-situated employees of Purchaser and its Subsidiaries do not receive credit for prior service; and (ii) with respect to any Purchaser Plan that provides health plan or other welfare benefits in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, (A) cause any pre-existing condition limitations or eligibility waiting periods under such Purchaser Plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any eligible expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Purchaser Plan.

(d) If requested by Purchaser by no later than ten (10) Business Days prior to the Closing Date, effective as of immediately prior to, and contingent upon, the Closing, the Company shall adopt such resolutions and/or amendments to terminate the Company Retirement Savings Plan or any 401(k) plan of the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plan”) and the Covered Employees shall be permitted to roll any eligible rollover distributions (including, to the extent applicable with respect to any Covered Employee, loans) into Purchaser’s 401(k) plan. If the Company’s 401(k) Plan is terminated as of immediately prior to the Closing Date, each Covered Employee who participated or was eligible to participate in the Company 401(k) Plan as of immediately prior to the Effective Time shall be eligible to participate in Purchaser’s 401(k) plan commencing on the Closing Date. If the Company 401(k) is not terminated as of immediately prior to the Closing Date, Purchaser shall maintain the Company 401(k) Plan for the benefit of the Covered Employees until such time as they are eligible to participate in Purchaser’s 401(k) Plan and Purchaser will make a discretionary matching contribution at a rate for each Covered Employee participating in the Company 401(k) Plan equal to the Company’s 2011 discretionary matching contribution rate for the 2012 plan year.

(e) Nothing in this Section 6.03 shall be construed to limit the right of Purchaser or any of its Affiliates (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to amend or terminate any Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.03 be construed to require Purchaser or any of its Affiliates (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to maintain any Purchaser Plan or retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date. This Agreement shall inure exclusively to the benefit of, and be binding upon the Parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Agreement, express or implied, including without limitation this Section 6.03, is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 6.04 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the certificate of incorporation and bylaws of the Company provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification by the Surviving Corporation), each present and former director and officer of the Company or its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification by the Surviving Corporation.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Purchaser shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for “tail” insurance policies a premium amount in excess of the amount set forth in the Company Disclosure Schedule. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall Purchaser or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.04(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.04(a) unless and to the extent that Purchaser is actually and materially prejudiced as a consequence.

(d) The rights of each Indemnified Party under this Section 6.04 shall be in addition to any rights such individual may have under the certificate of incorporation and bylaws (or other governing documents) of the Company and any of its Subsidiaries, under the DGCL or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. If Purchaser, the Surviving Corporation or any of their successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Purchaser will cause proper provision to be made so that the successors and assigns of Purchaser or the Surviving Corporation, as applicable, will assume the obligations of Purchase or the Surviving Corporation, respectively, set forth in this Section 6.04.

(e) The provisions of this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she was a party to this Agreement.

Section 6.05 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Purchaser and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Common Stock or conversion of any derivative securities in respect of such shares of Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 as promulgated under the Exchange Act.

Section 6.06 Acquisition Proposals.

(a) The Company agrees that it shall not, and shall cause the officers, directors, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate (collectively as to each Party, the “Representatives”) of the Company or any of its Subsidiaries not to directly or indirectly:

(i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(b) Notwithstanding anything in Section 6.06(a) to the contrary, prior to the time, but not after, the Requisite Stockholder Approval is obtained, the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement and substantially concurrently (and in any event within 24 hours) discloses (and, if applicable, provides copies of) any such information to Purchaser to the extent not previously provided to Purchaser; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal; or (C) after having complied with all requirements of Section 6.06(c) and Section 6.06(d), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the Company Board has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(c) The Company Board shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Purchaser, the Company Board Recommendation with respect to the Merger; or

(ii) except as expressly permitted by, and after compliance with, Section 8.01(f) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (other than a confidentiality agreement referred to in Section 6.06(b) entered into in compliance with Section 6.06(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(d) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Stockholder Approval is obtained, the Company Board may withhold, withdraw, qualify or modify the Company Board Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal made after the date of this Agreement that was not solicited, initiated, encouraged or facilitated in breach of this Agreement, if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made, and, for the avoidance of doubt, no action referred to in Section 6.06(b)(C) shall be taken, until after at least 72 hours following Purchaser’s receipt of notice from the Company advising that the Company currently intends to take such action and the basis therefor, including all necessary information under Section 6.06(f). In determining whether to make a Change of Recommendation or, for the avoidance of doubt, whether to take any action referred to in Section 6.06(b)(C), in response to a Superior Proposal or otherwise, the Company Board shall take into account any changes to the terms of this Agreement proposed by Purchaser and any other information provided by Purchaser in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.06, including with respect to the notice periods referred to in this Section 6.06(d) and Section 6.06(f).

(e) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date hereof with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.06 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

(f) The Company agrees that it will promptly (and, in any event, within 24 hours) notify Purchaser if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed Contracts) and thereafter shall keep Purchaser informed, on a current basis, of any material changes in the status and terms of any such proposals or offers (including any amendments thereto) and any material changes in the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(g) Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement, and nothing in this clause (g) shall permit the Company to take any action otherwise contemplated by this Section 6.06 without compliance herewith.

Section 6.07 Takeover Laws. No Party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each Party will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

Section 6.08 Financial Statements and Other Current Information.

(a) As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date hereof, the Company will furnish to Purchaser (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of the Company or any of its Subsidiaries (to the extent available) as of and for such month then ended, (ii) to the extent available, internal management reports showing actual financial performance against plan and previous period and (iii) to the extent permitted by applicable Law, any reports provided to the Company Board or any committee thereof relating to the financial performance and risk management of the Company or any of its Subsidiaries.

(b) As soon as reasonably practicable after they become available, the Company will provide to Purchaser copies of audited consolidated statements of financial condition of the Company and its Subsidiaries as of December 31 for the fiscal year 2011 and the related audited consolidated statements of operations, of comprehensive income, of changes in stockholders’ equity and of cash flows for the fiscal year ended December 31, 2011 (the “Audited 2011 Financials”) with an unqualified opinion from KPMG LLP as the auditor of the Company.

Section 6.09 Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the date hereof, to consider and vote upon the adoption of this Agreement, and shall not postpone or adjourn such meeting except to the extent required by Law. Subject to Section 6.06 hereof, the Company Board shall recommend the adoption of this Agreement by the Requisite Stockholder Approval and shall take all lawful action to solicit such adoption of this Agreement. The obligation of the Company to hold the Stockholders Meeting shall not be affected by any

Acquisition Proposal or other event or circumstance and the Company agrees that it will not submit any Acquisition Proposal to its stockholders for a vote, unless this Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, the Company’s obligations under this Section 6.09 shall be discharged in the event that a true and correct copy of the executed irrevocable written consent in the form attached hereto as Exhibit B (the “Written Consent”) adopting and approving this Agreement and the Merger, and constituting the Requisite Stockholder Approval, shall have been signed, dated and delivered to the Company in accordance with Section 228 of the DGCL (and a copy thereof shall have been delivered to Purchaser).

Section 6.10 Proxy Filing; Information Supplied.

(a) The Company shall prepare and file with the SEC and mail to the holders of the Shares, as promptly as practicable after the date of this Agreement, (i) in the event that the Requisite Stockholder Approval in the form of Written Consent is delivered to the Company in accordance with Section 6.09, an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”) or (ii) in the event that the Requisite Stockholder Approval in the form of Written Consent is not delivered to the Company in accordance with Section 6.09, a proxy statement in preliminary form relating to the Merger and this Agreement (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to it and its Subsidiaries, that the Proxy Statement or Information Statement, as the case may be, will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each Party agrees, as to it and its Affiliates, that none of the information supplied by it or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement or Information Statement, as the case may be, will, at the date of mailing to stockholders of the Company and at the time of the Stockholders Meeting, if and as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company shall afford Purchaser a reasonable opportunity to review and comment on the Proxy Statement or Information Statement, as the case may be, prior to its filing with the SEC, including any amendments or supplements thereto, and shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by Purchaser. The Company will promptly advise Purchaser if at any time prior to the Effective Time the Company shall obtain Knowledge of any facts that might make it necessary to amend or supplement the Proxy Statement or Information Statement, as the case may be, in order to make the statements contained therein not misleading or to comply with applicable Law. The Company shall promptly notify Purchaser of the receipt of all comments from the SEC with respect to the Proxy Statement or Information Statement, as the case may be, and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Purchaser copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement or Information Statement, as the case may be, and shall provide Purchaser an opportunity to review and comment on any such amendment, supplement or response to the SEC and shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by Purchaser. Each of Purchaser and the Company shall use its reasonable best efforts promptly to provide responses to the SEC with respect to all comments received on the Proxy Statement or Information Statement, as the case may be, from the SEC. To the extent required by applicable Law in the good faith judgment of the Company, the Company shall, as promptly as reasonably practicable, prepare, file and distribute to its stockholders any supplement or amendment to the Proxy Statement or Information Statement, as the case may be, if any event shall occur that requires such action.

(c) In connection with any Written Consent, the Company shall take all actions necessary to comply, and shall comply, in all respects, with the DGCL, including Section 228 and Section 262 thereof, the certificate of incorporation of and bylaws of the Company, the Exchange Act, including Regulation 14C and Schedule 14C promulgated thereunder, and the rules and regulations of NASDAQ, and shall include the notice required by Section 262(d)(2) of the DGCL in the Information Statement. For the avoidance of doubt, the signing, dating and delivery to the Company of the Written Consent in accordance with Section 228 of the DGCL shall constitute the obtaining of the Requisite Stockholder Approval for all purposes under this Agreement.

Section 6.11 Notification of Certain Matters. The Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect or Purchaser Material Adverse Effect, respectively, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, however, that failure to give such notice shall not separately constitute a failure of any condition in Article VII or a basis to terminate this Agreement unless the underlying fact, event or circumstance would independently result in such failure or provide such basis.

Section 6.12 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Purchaser and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 6.13 Related Party Contracts. Prior to the Effective Time, the Company shall have taken all actions necessary to terminate, and shall cause to be terminated, each Related Party Contract other than those listed on Section 6.13 of the Company Disclosure Schedule, in each case without any further liability or obligation of the Company, the Surviving Corporation, Purchaser or any of their respective Subsidiaries or Affiliates and, in connection therewith, the Company (or its applicable Subsidiary) shall have received from the other party to such Related Party Contract a release in favor of the Company, the Surviving Corporation, Purchaser and their respective Subsidiaries and Affiliates from any and all liabilities or obligations arising out of such Related Party Contract.

Section 6.14 Merger Sub Compliance. Purchaser shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted and approved by holders of Shares constituting the Requisite Stockholder Approval.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(c) Regulatory Approvals. The Regulatory Approvals required from the Federal Reserve and the OCC (the “Requisite Regulatory Consents”), and the JFSA Approval, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, without the imposition of the Burdensome Condition in connection therewith.

Section 7.02 Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger are also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Company (other than the representations and warranties set forth in (i) the first two sentences of Section 3.02(a)(i) and the first sentence of Section 3.02(a)(ii), Section 3.02(d)(i), Section 3.02(d)(iii), Section 3.02(d)(iv)(1)(x), Section 3.02(z) and Section 3.02(bb), which shall be true and correct in all respects, (ii) Section 3.02(b), which shall be true and correct other than for such failures to be true and correct as are de minimis in effect, and (iii) Section 3.02(a) (excluding the first two sentences of Section 3.02(a)(i) and the first sentence of Section 3.02(a)(ii)) and Section 3.02(c), which shall be true and correct in all material respects) shall be deemed untrue or incorrect for any purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company, has had or would reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.02(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Audited 2011 Financials. The Company shall have provided to Purchaser the Audited 2011 Financials with an unqualified opinion from KPMG LLP as the auditor of the Company.

(d) Termination of Certain Regulatory Agreements. (i) the Written Agreement by and between the Company and the Federal Reserve Bank of San Francisco, dated May 11, 2010 shall have been terminated, (ii) the Operating Agreement by and between Bank and the OCC, dated September 2, 2010 shall have been terminated or the OCC shall not have informed Purchaser and the Company that such Operating Agreement shall survive consummation of the Bank Merger and (iii) neither the Company nor any of its Subsidiaries shall be a party to any similar agreement with any Governmental Entity.

Section 7.03 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser (other than the representations and warranties set forth in Section 4.01(e), which shall be true and correct in all respects) shall be deemed untrue or incorrect for any purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser, has had or would reasonably be expected to have a Purchaser Material Adverse Effect; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.03(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and the Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

(b) Performance of Obligations of Purchaser. Each of Purchaser and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time:

(a) by mutual consent of the Company and Purchaser in a written instrument authorized by the Boards of Directors of the Company and Purchaser;

(b) by either the Company or Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Consent or the JFSA Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c) by either the Company or Purchaser, if the Merger shall not have been consummated on or before December 3, 2012 (the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(d) by either the Company or Purchaser (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Purchaser, or on the part of Purchaser, in the case of a termination by the Company, which breach, either individually or in the aggregate with other breaches by such Party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.02 or 7.03, as the case may be, and which is not cured within the earlier of (i) thirty (30) days following written notice to the Party committing such breach and (ii) the Outside Date or by its nature or timing cannot be cured within such time period;

(e) unless the Requisite Stockholder Approval shall have been obtained pursuant to the Written Consent, by either the Company or Purchaser, if the adoption of this Agreement by holders of Shares constituting the Requisite Stockholder Approval referred to in Section 7.01(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting taken in accordance with this Agreement;

(f) by the Company, at any time prior to the time the Requisite Stockholder Approval is obtained, if (i) the Company is not in material breach of any of the terms of this

Agreement, (ii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Purchaser in writing that it intends to enter into such a Contract, attaching the final version of such Contract to such notice, (iii) Purchaser does not make, within five (5) business days of receipt of the Company’s written notification of its intention to enter into a binding Contract for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisor and outside legal counsel, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, (iv) the Company prior to such termination pays to Purchaser in immediately available funds any fees required to be paid pursuant to Section 8.02 and (v) the Company substantially concurrently enters into the Contract attached to the notice referred to in clause (ii) of this sentence. The Company agrees (x) that it will not enter into the binding Contract referred to in clause (ii) above until at least the sixth business day after it has provided the notice to Purchaser required thereby, (y) to notify Purchaser promptly if its intention to enter into the written Contract referred to in its notification changes and (z) during such five business day period, to negotiate in good faith with Purchaser with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Purchaser in response to a Superior Proposal, if any;

(g) if the Requisite Stockholder Approval in the form of the Written Consent shall not have been signed, dated and delivered to the Company in accordance with Section 228 of the DGCL (or a copy thereof shall not have been delivered to Purchaser) or shall not have become effective in accordance with Section 10 of Article II of the bylaws of the Company for purposes of the bylaws of the Company and the DGCL, by 11:59 p.m. (Pacific Time) on the date hereof, by Purchaser, at any time until the earlier of (i) the initial mailing of the Proxy Statement to the stockholders of the Company in accordance with Section 6.10 and (ii) the delivery of the Requisite Stockholder Approval in the form of Written Consent;

(h) by Purchaser, at any time prior to the time the Requisite Stockholder Approval is obtained pursuant to the Written Consent, if (i) the Company Board shall have made a Change of Recommendation; (ii) the Company shall have materially violated Section 6.06, Section 6.07, Section 6.09 or Section 6.10; (iii) at any time following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event prior to the earlier of (x) within three (3) business days after receipt of any written request to do so from Purchaser and (y) the date of the Stockholders Meeting); or (iv) a tender offer or exchange offer for outstanding shares of the Common Stock shall have been publicly disclosed (other than by Purchaser or an Affiliate of Purchaser) and, prior to the earlier of (x) the date prior to the date of the Stockholders Meeting and (y) eleven (11) business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company Board fails to recommend unequivocally against acceptance of such offer.

The Party desiring to terminate this Agreement pursuant to clause (a), (b), (c), (d), (e), (f), (g) or (h) of this Section 8.01 shall give written notice of such termination to the other Party in accordance with Section 9.04, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.02 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and none of the Company, Purchaser, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Section 6.02(b), 8.02, 8.03, 9.03, 9.04, 9.05, 9.06, 9.08, 9.09, 9.13 and 9.14 shall survive any termination of this Agreement, and (ii) neither the Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement.

(b) In the event that this Agreement is terminated by Purchaser pursuant to Section 8.01(g), then the Company shall promptly, but in no event later than two (2) days after the date of such termination, pay Purchaser all the documented out-of-pocket expenses incurred by Purchaser or any of its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $10,000,000, payable by wire transfer of same day funds.

(c) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (1) twenty (20) business days prior to, with respect to any termination pursuant to Section 8.01(c), the date of termination, and (2) at least ten (10) business days prior to, with respect to termination pursuant to Section 8.01(e), the date of the Stockholders Meeting) and thereafter this Agreement is terminated by either Purchaser or the Company pursuant (x) to Section 8.01(c) without (I) a vote of the Company’s stockholder with respect to the Requisite Stockholder Approval having occurred and (II) the Requisite Stockholder Approval otherwise having been obtained pursuant to the Written Consent or (y) Section 8.01(e) and, in the case of termination pursuant to Section 8.01(e), on or prior to the date of the Stockholders Meeting, no event giving rise to Purchaser’s right to terminate under Section 8.01(h) shall have occurred, (ii) this Agreement is terminated (A) by Purchaser pursuant to Section 8.01(h) or (B) by either Purchaser or the Company pursuant to Section 8.01(e) and, on or prior to the date of the Stockholders Meeting, any event giving rise to Purchaser’s right to terminate this Agreement under Section 8.01(h) shall have occurred or (iii) this Agreement is terminated by the Company pursuant to Section 8.01(f) then the Company shall promptly, but in no event later than two (2) days after the date of such termination, pay Purchaser a termination fee of $52,500,000 (the “Termination Fee”) (provided, however, that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.01(f)) and shall promptly, but in no event later than two (2) days after being notified of such by Purchaser, pay all of the documented out-of-pocket expenses incurred by Purchaser or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $15,000,000, in each case payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Purchaser pursuant to clause (i) of this Section 8.02(c) unless and until within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an

Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal (substituting in both instances “50%” for “15%” in the definition of “Acquisition Proposal”); provided that for purposes of clause (i) of this Section 8.02(c), an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates; provided, further, that in the event that such Termination Fee becomes payable and is paid by the Company to Purchaser pursuant to this Section 8.02(c), except in the event of fraud or willful breach of this Agreement by the Company or any of its Affiliates, the Termination Fee shall be Purchaser’s and Merger Sub’s sole and exclusive remedy arising out of a termination of this Agreement. If this Agreement is terminated (a) by Purchaser or the Company pursuant to Section 8.01(b) and at the time of such termination, the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement; (b) by Purchaser or the Company pursuant to Section 8.01(c) and, at the time of such termination, (i) the condition to closing set forth in Section 7.01(c) has not been satisfied or waived in writing, (ii) all the other conditions to closing set forth in Section 7.01 and Section 7.02 shall have been satisfied (or are capable of being satisfied) or waived in writing and (iii) the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement or (c) by the Company pursuant to Section 8.01(d) based upon a material breach by Purchaser or Merger Sub of Section 4.01(g), 5.01 or 6.01, then, in light of the Company’s postponement or cancellation of planned upgrades of its information technology systems and the costs the Company will incur in complying with its cooperation obligations set forth in Section 6.02(a), Purchaser shall promptly, but in no event later than two (2) days after the date of any such termination, reimburse the Company by wire transfer of same day funds for all fees, expenses and costs determined by the Company in good faith to have been expended or incurred by it in connection with the transactions contemplated by this Agreement or the termination of this Agreement, including in respect of counsel, investment bankers, information technology systems and core systems conversion and employee time; provided that Purchaser shall not be required to reimburse the Company more than $25,000,000. Each Party acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if the Party that owes a payment pursuant to this Section 8.02 fails to promptly pay the amount due pursuant to this Section 8.02(c), and, in order to obtain such payment, the other Party commences a suit that results in a final, nonappealable judgment against such owing Party for the applicable amount set forth in this Section 8.02 or any portion of such fee, such owing Party shall pay to the other Party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment.

Section 8.03 Fees and Expenses. Except as otherwise provided in Section 8.02 and except with respect to (x) costs and expenses of printing and mailing the Proxy Statement or Information Statement, as applicable, and (y) all filing and other fees paid to the SEC in connection with the Merger, each of which in the case of clause (x) or clause (y) shall be borne equally by the Company and Purchaser, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.04 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.02 Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the Parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties.

Section 9.03 Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws.

Section 9.04 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or email (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser or Merger Sub, to:

UnionBanCal Corporation

400 California Street

San Francisco, California 94104

Attention:        Todd H. Baker, EVP and Strategy Director,

                         Corporate Strategy & Development, Union Bank, N.A.

Facsimile:       (415) 765-2950

Email:             todd.baker@unionbank.com

with copies to:

UnionBanCal Corporation

445 South Figueroa Street, 12th Floor

MC G12-300 Los Angeles, CA 90071-1602

Attention:        Mark T. Gillett, SVP and Senior Counsel,

                        Union Bank, N.A.

Facsimile:       (213) 236-7575

Email:             mark.gillett@unionbank.com

and

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:        H. Rodgin Cohen

                         Donald J. Toumey

Facsimile:       (212) 558-3588

Email:             cohenhr@sullcrom.com

                         toumeyd@sullcrom.com

If to the Company, to:

Pacific Capital Bancorp

1021 Anacapa Street, 3rd Floor

Santa Barbara, California 93101

Attention:        Carl B. Webb, Chief Executive Officer

Facsimile:       (805) 882-3888

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:        Edward D. Herlihy

                         Lawrence S. Makow

Facsimile:       (212) 403-2000

Email:             EDHerlihy@wlrk.com

                         LSMakow@wlrk.com

Section 9.05 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

Section 9.06 Entire Agreement. This Agreement (including any exhibits hereto, the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement and the Non-Disclosure Agreement.

Section 9.07 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 9.08 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and entirely to be performed within such state, without regard to any applicable conflicts of law principles that would require the application of the laws of any other jurisdiction; provided that the DGCL, including the provisions thereof governing the fiduciary duties of directors of a Delaware corporation, shall govern as applicable. The Parties hereto agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in tort or contract or at law or in equity, exclusively, in the United States District Court for the Southern District of New York. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum or that such Party is not subject to personal jurisdiction in such court.

Section 9.09 Waiver of Jury Trial. Each Party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implications of this waiver, (c) each Party makes this waiver voluntarily and (d) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.09.

Section 9.10 Publicity. Neither the Company nor Purchaser shall, and neither the Company nor Purchaser shall permit any of its Subsidiaries or their respective Representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by the Company or its Subsidiaries or their respective Representatives, or the Company, in the case of a proposed announcement, statement or disclosure by Purchaser or its Subsidiaries or their respective Representatives; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of NASDAQ or the New York Stock Exchange.

Section 9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed). Any attempted or purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.04, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement including, without limitation, the right to rely upon the representations and warranties set forth herein.

Section 9.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, in tort or any other claims.

Section 9.13 Definitions. The following terms, as used herein, have the following meanings:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner of directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its

Subsidiaries, or 15% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Affiliate” shall mean, with respect to a Person, those other Persons that, directly or indirectly, control, are controlled by or are under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any person, means the possession, directly or indirectly, of (i) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such person or (iii) the power to exercise a controlling influence over the management or policies of such person as determined by the Federal Reserve; provided, however, neither the Company nor any of its Affiliates shall be deemed an Affiliate of Purchaser, or Purchaser’s ultimate parent company, or any of their respective Subsidiaries for purposes of this Agreement prior to the Effective Time and neither Purchaser nor any of its Affiliates shall be deemed an Affiliate of the Company or its Subsidiaries for purposes of this Agreement prior to the Effective Time.

“Contract” shall mean any agreement, contract, instrument, guarantee, undertaking, lease, note, mortgage, indenture, license or other legally binding commitment or obligation, whether written or oral.

“Encumbrance” shall mean any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Section 9.13 of the Company Disclosure Schedule; (b) encumbrances for current Taxes or other governmental charges not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the Financial Statements; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the Financial Statements; and (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

“Excluded Shares” means Shares owned by Purchaser, the Company or any direct or indirect wholly owned subsidiary of Purchaser or the Company, in each case not held (i) in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties or (ii) in respect of a debt previously contracted.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any federal, state, local, foreign or supranational court, tribunal, arbitral or administrative agency or commission or other governmental authority or instrumentality.

“Knowledge” shall mean the actual knowledge of any of the officers of the Company or one of its Subsidiaries listed on Section 9.13 of the Company Disclosure Schedule, after reasonable inquiry.

“Laws” shall mean any federal, state, local or foreign law, common law, statute, code, ordinance, rule or regulation issued, promulgated, entered or authorized by any Governmental Entity.

“Material Adverse Effect” shall mean any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that:

(i) individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries, in each case taken as a whole; provided, however, that no fact, event, change, condition, occurrence, development, circumstance, effect or state of facts to the extent resulting from any of the following shall be considered in determining whether a Material Adverse Effect has occurred or is in existence:

(1) the entry into or announcement of the execution of this Agreement or compliance by the Company with the terms of this Agreement,

(2) changes, after the date hereof, in Laws, rules and regulations of general applicability, or of general applicability to banks or their holding companies, or interpretations thereof by Governmental Entities, including any change in GAAP or regulatory accounting requirements,

(3) changes in the economy or financial markets, generally, in the United States,

(4) changes in economic, business or financial conditions generally affecting the banking industry,

(5) a decline in the price of the Common Stock on NASDAQ, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Material Adverse Effect, or

(6) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

provided that the foregoing clauses (2), (3) and (4) and (6) shall not apply to the extent such fact, event, change, condition, occurrence, development, circumstance, effect, action, omission or state of facts of the type referred to therein, has a disproportionate impact on the business, assets, results of operations or financial condition of the Company and its Subsidiaries compared to other comparable companies within the banking industry, or

(ii) prevents, materially delays or materially impairs the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

“Order” means any order, writ, injunction, decree, judgment, ruling, arbitration award or stipulation issued, promulgated or entered into by or with any Governmental Entity.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Purchaser Material Adverse Effect” shall mean any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that prevents, materially delays or materially impairs the ability of Purchaser or Merger Sub to perform their respective obligations under this Agreement or to consummate the Merger.

“SRO” means any industry self-regulatory organization.

“Subsidiary” shall, when used with respect to either party, have the meaning ascribed to it in Section 2(d) of the BHCA.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal that would result in any Person becoming the beneficial owner, directly or indirectly, more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Company Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.06(d) of this Agreement pursuant to Section 6.06(d) and the time likely to be required to consummate such Acquisition Proposal).

“Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including, without limitation, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security, abandoned or unclaimed property or other taxes, together with any interest, penalties or additions to tax attributable thereto.

Section 9.14 Other Definitional Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection or Exhibit shall refer, respectively, to Sections, Subsections or Exhibits of this Agreement; and

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.”

(f) references herein to any statute, law, code, regulation or treaty shall be deemed to include any amendments thereto from time to time or any successor statute, law, code, regulation, treaty or protocol thereof and any the rules and regulations promulgated thereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UNIONBANCAL CORPORATION

By:	/s/ Masashi Oka

Name: Masashi Oka
Title: President and Chief Executive Officer

PEBBLE MERGER SUB INC.

By:	/s/ John Woods

Name: John Woods
Title: Chairman and President

PACIFIC CAPITAL BANCORP

By:	/s/ Carl B. Webb

Name: Carl B. Webb
Title: Chief Executive Officer

EXHIBIT A

Form of Certificate of Incorporation

CERTIFICATE OF INCORPORATION

OF

PACIFIC CAPITAL BANCORP

1. Name. The name of the corporation is Pacific Capital Bancorp (the “Corporation”).

2. Address; Registered Office and Agent. The address of the corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Wilmington, County of New Castle, DE 19808. The name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

4. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock with the par value of $0.001 per share.

5. Name and Mailing Address of Incorporator. The name and mailing address of the sole incorporator is Christine M. Sontag, 20 East Carrillo Street, Santa Barbara, California 93101.

6. Election of Directors. Unless and except to the extent that the By-Laws of the Corporation (the “By-Laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

7. Limitation of Liability.

(a) To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Any amendment or repeal of Section 7(a) shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

8. Adoption, Amendment or Repeal of By-Laws. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws.

9. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article.

EXHIBIT B

Form of Written Consent

WRITTEN CONSENT

OF STOCKHOLDERS OF

PACIFIC CAPITAL BANCORP IN LIEU OF MEETING

Pursuant to, and in accordance with, the provisions of Section 228 and Section 251 of the General Corporation Law of the State of Delaware, and Section 10 of Article II of the Bylaws of Pacific Capital Bancorp, a Delaware corporation (the “Company”), the undersigned, as the record holder of 25,000,000 shares of the common stock, par value $0.001 per share, of the Company, does hereby irrevocably consent to, approve and adopt the following resolution:

WHEREAS, the Board of Directors of the Company has approved and declared advisable the Merger Agreement (as defined below) and has directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption;

NOW THEREFORE, BE IT:

RESOLVED, that the Agreement and Plan of Merger, dated as of March 9, 2012, among UnionBanCal Corporation, a Delaware corporation (“Purchaser”), Pebble Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Purchaser, and the Company, in the form attached to this consent (the “Merger Agreement”), be, and it hereby is, consented to, approved and adopted in all respects.

RESOLVED, further, that the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement be, and hereby are, consented to, approved and adopted in all respects.

RESOLVED, further, that all actions heretofore taken by the Board of Directors and officers of the Company in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement be, and hereby are, consented to, approved and adopted in all respects.

IN WITNESS WHEREOF, the undersigned has executed this instrument.

SB ACQUISITION COMPANY LLC

By: Ford Financial Fund, L.P., its sole member

By: Ford Management, L.P., its general partner

By: Ford Ultimate Management, LLC, its general partner

By: 2009 TCRT, its sole member

Dated:	By:
Name: Gerald J. Ford
Title: Trustee